THIRD

AMENDED AND RESTATED

LOAN AGREEMENT

by and between

RAM ENERGY, INC.,

as Borrower,

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as the Lenders,

GUGGENHEIM CORPORATE FUNDING, LLC

as the Arranger and Administrative Agent,

and

WELLS FARGO FOOTHILL, INC.

as the Documentation Agent

WESTLB AG, NEW YORK BRANCH

as the Syndication Agent

Dated as of April 3, 2006

TABLE OF CONTENTS

		Page(s)

1.	DEFINITIONS AND CONSTRUCTION.	1
1.1	Definitions	1
1.2	Accounting Terms	25
1.3	Construction	25
1.4	Schedules and Exhibits	26
2.	LOAN AND TERMS OF PAYMENT.	26
2.1	Advances.	26
2.2	Borrowing Base.	26
2.3	Funding and Borrowings.	29
2.4	Payments.	32
2.5	Overadvances	37
2.6	Interest, Rates, Payments, and Calculations.	37
2.7	INTENTIONALLY OMITTED.	40
2.8	Crediting Payments; Application of Collections	40
2.9	Designated Account	40
2.10	Maintenance of Loan Account; Statements of Obligations	40
2.11	Fees.	41
2.12	Letters of Credit.	41
2.13	Noteless Agreement; Registered Notes.	43
2.14	Capital Requirements	43
2.15	LIBOR Option.	44
2.16	Securitization	46
2.17	Increase in Term Loan B Amount.	46
3.	CONDITIONS; TERM OF AGREEMENT.	47
3.1	Conditions Precedent to the Initial Revolving Advance and the Term Loan B	48
3.2	Conditions Precedent to all Extensions of Credit	50
3.3	Term of Commitments.	51
3.4	Effect of Termination	51
3.5	Early Termination by Borrower	52
3.6	Termination Upon Event of Default or Otherwise	52
4.	INTENTIONALLY OMITTED.	52
5.	REPRESENTATIONS AND WARRANTIES.	52
5.1	No Encumbrances	53
5.2	Ownership of Oil and Gas Properties.	53
5.3	Equipment	53
5.4	Location of Chief Executive Office; Accounting Records; FEIN	53
5.5	Due Organization and Qualification; Subsidiaries.	54
5.6	Due Authorization; No Conflict.	55
5.7	Claims, Disputes, and Litigation	56

i

5.8	No Material Adverse Change	56
5.9	No Fraudulent Transfer	56
5.10	Employee Benefits	56
5.11	Environmental Condition	57
5.12	Compliance with the Law	57
5.13	Insurance	58
5.14	Hedging Agreements	58
5.15	Brokerage Fees	58
5.16	Permits and other Intellectual Property	58
5.17	Absence of Certain Changes	58
5.18	Operating Costs	59
5.19	Imbalances	59
5.20	Material Contracts; No Default	59
5.21	Leases	60
5.22	Marketing Agreements	60
5.23	Non-Consent Operations	60
5.24	Wells	60
5.25	DDAs	60
5.26	Complete Disclosure	60
5.27	Indebtedness	61
5.28	Investment Company Status	61
5.29	Taxes	61
5.30	Labor Matters	61
5.31	Unsecured Notes Indenture and Unsecured Notes	61
6.	AFFIRMATIVE COVENANTS.	62
6.1	Financial Reporting	62
6.2	Collateral Reporting	63
6.3	Notices of Material Events	65
6.4	Existence	66
6.5	Performance of Obligations under Loan Documents	66
6.6	Operation and Maintenance of Properties	66
6.7	Taxes.	67
6.8	Insurance.	67
6.9	Compliance with Laws	68
6.10	Environmental Matters.	68
6.11	Employee Benefits.	69
6.12	Oil and Gas Property Title Information.	69
6.13	Additional Collateral and Guarantees.	70
6.14	Hedging Agreements.	70
6.15	Further Assurances.	71
6.16	Payment of Trade Payables and Indebtedness.	71
6.17	Unsecured Notes Indenture and Unsecured Notes	71
7.	NEGATIVE COVENANTS	71

7.1	Indebtedness	71
7.2	Liens	73
7.3	Restrictions on Fundamental Changes.	73
7.4	Disposal of Assets	73
7.5	Change of Name	74
7.6	Guarantee	74
7.7	Nature of Business	74
7.8	Prepayments and Amendments of Indebtedness.	74
7.9	Change of Control	74
7.10	Distributions; Repurchases of Capital Stock	74
7.11	Accounting Methods	75
7.12	Investments	75
7.13	Transactions with Affiliates	75
7.14	Limited Business of Certain Subsidiaries	75
7.15	Use of Proceeds	76
7.16	Change in Location of Chief Executive Offices	76
7.17	No Prohibited Transactions Under ERISA	76
7.18	Financial Covenants	77
7.19	Gas Imbalances, Take-or-Pay or Other Prepayments	78
7.20	Unsecured Notes	78
7.21	Hedging Agreements and Material Agreements.	79
7.22	Non-Consent Operations	79
7.23	Contracts for Sale of Production	79
8.	EVENTS OF DEFAULT	79
9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.	81
9.1	Rights and Remedies.	81
9.2	Remedies Cumulative	82
9.3	Lender Directed Remedies	82
10.	TAXES AND EXPENSES	84
11.	WAIVERS; INDEMNIFICATION.	84
11.1	Demand; Protest; etc	84
11.2	Indemnification	84
12.	NOTICES	85
13.	CHOICE OF LAW AND VENUE; SERVICE OF PROCESS; JURY TRIAL WAIVER.	86
14.	DESTRUCTION OF BORROWER’S DOCUMENTS	87
15.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	87
15.1	Assignments and Participations.	87
15.2	Successors	91
16.	AMENDMENTS; WAIVERS.	91
16.1	Amendments and Waivers	91
16.2	No Waivers; Cumulative Remedies.	92
16.3	Replacement of Holdout Lender.	92

17.	AGENT; THE LENDER GROUP.	92
17.1	Appointment and Authorization of Administrative Agent	93
17.2	Delegation of Duties	93
17.3	Liability and Responsibility of Agents.	93
17.4	Reliance by Administrative Agent	94
17.5	Notice of Default or Event of Default	94
17.6	Credit Decision	95
17.7	Costs and Expenses; Indemnification	95
17.8	Administrative Agent in Individual Capacity	96
17.9	Successor Administrative Agent	96
17.10	Lender in Individual Capacity	97
17.11	Withholding Taxes.	97
17.12	Collateral Matters.	99
17.13	Restrictions on Actions by Lenders; Sharing of Payments.	100
17.14	Agency for Perfection	100
17.15	Payments by Administrative Agent to the Lenders	100
17.16	Concerning the Collateral and Related Loan Documents	101
17.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	101
17.18	Several Obligations; No Liability	102
17.19	Lender Related Persons	102
18.	GENERAL PROVISIONS.	103
18.1	Effectiveness	103
18.2	Section Headings	103
18.3	Interpretation	103
18.4	Severability of Provisions	103
18.5	USA Patriot Act Notice	103
18.6	Counterparts; Telefacsimile Execution	103
18.7	Revival and Reinstatement of Obligations	103
18.8	Integration	104
18.9	Amendment and Restatement; Release	104

SCHEDULES AND EXHIBITS

Schedule C-1	Commitments
Schedule P-1	Permitted Liens
Schedule 2.7	Initial Collection Account Banks
Schedule 5.1(a)	Information regarding Certain Owned Oil and Gas Properties
Schedule 5.1(b)	Material Contract Rights & Obligations
Schedule 5.2(a)	Outstanding Authorities for Expenditures/Non-Consent Wells
Schedule 5.2(b)	Imbalances in Gas Production
Schedule 5.5(b)	Capital Stock/Subsidiaries - Borrower
Schedule 5.7	Litigation
Schedule 5.10	ERISA Benefit Plans
Schedule 5.11	Environmental
Schedule 5.13	Insurance
Schedule 5.14	Hedging Agreements
Schedule 5.22	Certain Marketing Agreements
Schedule 5.25	DDAs
Schedule 5.27	Indebtedness of Borrower and Subsidiaries
Schedule 7.1	Permitted Other Indebtedness
Schedule 7.12	Permitted Other Investments

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit N-1	Form of Notice of Borrowing
Exhibit T-1	Form of Transfer Order Letters

v

THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), is entered into as of April 3, 2006, among the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), GUGGENHEIM CORPORATE FUNDING, LLC, a Delaware limited liability company, as arranger and administrative agent for the Lenders (“Administrative Agent”), WELLS FARGO FOOTHILL, INC., a California corporation, as Documentation Agent, WESTLB AG, NEW YORK BRANCH, as Syndication Agent and RAM ENERGY, INC, a Delaware corporation (“Borrower”).

1.	DEFINITIONS AND CONSTRUCTION.

1.1          DEFINITIONS. As used in this agreement, the following terms shall have the following definitions:

“Accounts” means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower or any of its Subsidiaries arising out of the sale or lease of goods, Hydrocarbons or Oil and Gas Properties or the rendition of services by Borrower or any of its Subsidiaries, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Borrower shall make all payments to Administrative Agent for the benefit of the Lender Group, and into which the Lender Group shall make all payments to Administrative Agent, under this Agreement and the other Loan Documents. Initially, unless and until Administrative Agent notifies Borrower and the Lender Group to the contrary, the Administrative Agent Account shall be that certain deposit account bearing account name: Guggenheim Corporate Funding. LLC, Reference: RAM Energy, Inc. Account Number 277-936-1, maintained by Administrative Agent with Harris Trust and Savings, Chicago, Illinois, ABA Number 071-000-288.

“Advances” means Revolving Advances and the Term Loan B, individually and collectively.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event, (a) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 5% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent-Related Persons” means Administrative Agent and any successor Administrative Agent, together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement and Plan of Merger” means that certain Agreement and Plan of Merger dated October 20, 2005, between Borrower and Tremisis, as amended by Amendment No. 1 to the Merger Agreement, dated November 11, 2005, and Amendment No. 2 to Merger Agreement dated February 15, 2006.

“Applicable Prepayment Premiums” means the Applicable Revolving Loan Prepayment Premium and the Applicable Term Loan B Prepayment Premium.

“Applicable Revolving Loan Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period of time from and after the Closing Date up to (but not including) the date that is the second anniversary of the Closing Date, 2% times the initial Borrowing Base Amount as of the Closing Date, and (b) during the period of time from and including the date that is the second anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 1% times the initial Borrowing Base amount as of the Closing Date.

“Applicable Term Loan B Prepayment Premium” means, as of any date of determination, (a) during the period of time from and after the Closing Date up to (but not including) the date that is the first anniversary of the Closing Date, an amount equal to three percent (3%) times the aggregate principal amount of the Term Loan B prepaid (or required to be prepaid) on such date, (b) during the period of time from and after the first anniversary of the Closing Date up to (but not including) the date that is the second anniversary of the Closing Date, an amount equal to two percent (2.0%) times the aggregate principal amount of the Term Loan B prepaid (or required to be prepaid) on such date, and (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to (but not including) the date that is the third anniversary of the Closing Date an amount equal to one percent (1%) times the aggregate principal amount of the Term Loan B prepaid (or required to be prepaid) on such date; provided that for any prepayment of Term Loan B which is made with the net proceeds from the exercise of the Tremisis Warrants, as permitted under Section 2.4 (c)(i), the Applicable Term Loan B Prepayment Premium shall be zero percent (0%) with respect to the first fifty percent (50%) of such prepayment and the balance of such prepayment shall bear the applicable premium stated at (a), (b) or (c) above.

“Approved Engineer” means Williamson Petroleum Consultants, Inc. and Forrest Garb & Associates, Inc. or any other independent petroleum engineer satisfactory to Administrative Agent.

“Assignee” has the meaning set forth in Section 15.1.

“Assignment and Acceptance” has the meaning set forth in Section 15.1 and shall be in the form of Exhibit A-1 attached hereto.

“Assignment of Obligations and Liens” means that certain assignment from the lenders and agent under the Existing Obligations assigning the liens and obligations under the Existing Obligations to Administrative Agent, for the benefit of the Lender Group hereunder.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount of the Borrowing Base less the Revolving Advances, less the Letter of Credit Usage, less the Unsecured Notes Reserve.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

“Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 12:00 p.m. (New York time) two (2) Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Books” means all of Borrower’s and its Subsidiaries’ books and records including: ledgers; records indicating, summarizing, or evidencing Borrower’s and its Subsidiaries’ properties or assets (including the Collateral) or liabilities, including but not limited to well logs and seismographic reports; all information relating to Borrower’s and its Subsidiaries’ business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Revolver Advances made on the same day by the Lenders to Borrower.

“Borrowing Base” means at the particular time in question, the amount determined pursuant to Section 2.2; provided, that in no event shall the Borrowing Base ever exceed the Maximum Revolver Amount.

“Borrowing Base Assets” has the meaning set forth in Section 2.4(c)(iii)].

“Borrowing Base Entities” means Borrower, RWG and Gulf States.

“Borrowing Request” has the meaning set forth in Section 2.3(a).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of Borrower or any of its Subsidiaries having a fair market value in excess of $250,000.00.

“CDC” means Carmen Development Corporation, an Oklahoma corporation.

“Change of Control” shall be deemed to have occurred at such time as (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 30% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors or (b) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Borrower becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of any voting power of any class of stock then outstanding of RWG entitled to vote in the election of directors or (c) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Borrower becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of any voting power of any partnership interest or equity interest then outstanding of Gulf States; provided however, that the consummation of the Merger and the transactions contemplated thereby shall not constitute a Change of Control.

“Closing Date” means April 3, 2006.

“Code” means the Uniform Commercial Code as from time-to-time in effect in the state of New York.

“Collateral” means all of Borrower’s right, title, and interest (together with all of each Subsidiary of Borrower’s right title and interest) in and to all real and personal property of any kind including: the Oil and Gas Property Collateral, Equipment, Gathering Systems, Borrower’s equity in each Subsidiary of Borrower, and any other assets of Borrower (together with each Subsidiary of Borrower) described in the Security Agreements, and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and other proceeds resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower and each of its Subsidiaries.

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan B Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan B Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 15.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Administrative Agent.

“Consolidated Net Income” shall mean with respect to Borrower and its Subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which Borrower or any of its Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Borrower or to any of its Subsidiaries, as the case may be; (ii) the net income (but not loss) of any of Borrower’s Subsidiaries to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Legal Requirement applicable to such Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) any extraordinary gains, including gains attributable to Property sales not in the ordinary course of business; (iv) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write downs of assets; and (v) any write downs of non-current assets, provided, however, that any ceiling limitation write downs under SEC guidelines shall be treated as capitalized costs, as if such write downs had not occurred.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, between Borrower, Administrative Agent, and the applicable bank with respect to a DDA.

“Coral Hedging Agreements” has the meaning set forth in the definition of “Permitted Liens.”

“Current Assets” means all assets of Borrower and its Subsidiaries on a consolidated basis that, in accordance with GAAP, would be included as current assets on a balance sheet for Borrower as of a date of calculation, provided that (i) Availability shall be included as Current Assets, (ii) notes receivable for loans to employees, officers or directors of Borrower or its Subsidiaries, if any, shall be excluded from Current Assets, and (iii) non-cash amounts required to be included in Current Assets as the result of the application of FASB Statement 133 or FASB 143 shall be excluded from Current Assets.

“Current Liabilities” means all liabilities of Borrower and its Subsidiaries on a consolidated basis that, in accordance with GAAP, would be included as current liabilities on a balance sheet for Borrower as of the date of calculation; provided, that (i) current maturities of Advances, the Term B Loan and the Unsecured Notes which are not past due may be treated as an allowable deduction from Current Liabilities, and (ii) non-cash obligations under Hedge Agreements resulting from the requirements under FASB Statement 133 and FASB 143 shall be excluded from Current Liabilities.

“Daily Balance” means the amount of an Obligation owed at the end of a given day.

“DDA” means any checking or other demand deposit account maintained by Borrower or any Subsidiary.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance (or other extension of credit) within one (1) Business Day after written demand upon it by Administrative Agent to do so.

“Defaulting Lenders Rate” means the Reference Rate for the first three (3) days from and after the date the relevant payment is due and, thereafter, at the interest rate then applicable to Advances.

“Defensible Title” means as to the Mineral Interests, such title held by Borrower that (i) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all of the facts and their legal bearing, would be willing to accept and pay full value therefor; (ii) is deducible of record from the records of the applicable parish or county, or, in the case of federal leases, from the records of the applicable office of the Bureau of Lands Management or Minerals Management Service, or, in the case of state leases, from the applicable records of the applicable state land office; (iii) entitle Borrower to receive not less than the “Net Revenue Interest” set forth in Schedule 5.1(a) with respect to each Mineral Interest owned by Borrower as of the date of this Agreement, and not less than the “Net Revenue Interest” set forth in the most recent Reserve Report with respect to each Mineral Interest acquired by Borrower after the date of this Agreement, in each case, without reduction, suspension or termination throughout the productive life of such Mineral Interest; (iv) obligates Borrower to bear costs and expenses relating to operations on and the maintenance and development of each Mineral Interest in an amount not greater than the “Working Interest” set forth in Schedule 5.1(a) with respect to each Mineral Interest owned by Borrower as of the date of this Agreement, and not greater than the “Working Interest” set forth in the most recent Reserve Report with respect to each Mineral Interest acquired by Borrower after the date of this Agreement (except to the extent that Borrower is obligated under an Operating Agreement to assume a portion of a defaulting or non-consenting party’s share of costs), in each case without increase for the respective productive life of such Mineral Interest; and (v) is free and clear of Liens and material encumbrances and defects, except for Permitted Liens.

“Designated Account” means DDA account number Oklahoma 4026002451 of Borrower maintained with Borrower’s Designated Account Bank, or such other DDA of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Administrative Agent.

“Designated Account Bank” means BancFirst, whose office is located at 101 N. Broadway, Oklahoma City, Oklahoma 73102 and whose ABA number is 103003632.

“Disbursement Letter” means the initial Borrowing Request executed and delivered by Borrower to Administrative Agent contemporaneous with the Closing Date regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Administrative Agent.

“Documentation Agent” means WFF solely in its capacity as documentation agent for the Lenders hereunder, and shall include any successor thereto.

“Dollars” or “$” means United States dollars.

“EBITDA” shall mean, for any period, the sum, determined (without duplication) for Borrower and its Subsidiaries, of (i) Consolidated Net Income of Borrower and its Subsidiaries plus (ii) Interest Expense of Borrower and its Subsidiaries for such period to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period plus (iii) depreciation, amortization and other similar non-cash items (with the exception of non-cash charges that require an accrual or reserve for cash charges for any future period and normally recurring accruals) to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period plus (iv) all taxes accrued for such period on or measured by income to the extent deducted in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period plus (v) all unrealized losses (and minus unrealized gains) related to Hedging Agreements to the extent recognized in the determination of Consolidated Net Income of Borrower and its Subsidiaries for such period.

“Eligible Transferee” means: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $100,000,000; provided that such bank is acting through a branch or agency located in the United States; (c) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $50,000,000; (d) any Affiliate (other than individuals) of, or any fund, money market account, investment account or other account managed by, a Lender under this Agreement and any Lender’s Related Funds; and (e) any other Person approved by Administrative Agent.

“Engineering Reports” shall have the meaning set forth in Section 2.2(c)(i).

“Environmental Laws” shall mean any and all Legal Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the term “release” (or “threatened release”) has the meaning specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply as to Borrower or such Subsidiary, as the case may be, and the Property thereof located within that particular share.

“Environmental Lien” means any Lien in favor of any Governmental Authority for any liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental action (whether remedial, preventative, investigatory or otherwise).

“Equipment” means all of Borrower’s and each Subsidiary of Borrower’s now owned or hereafter acquired right, title an interest with respect to machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, drilling rigs, work-over rigs and associated equipment including swabbing units, downhole tools, drill pipe, drillsite equipment (including separators, dehydrators, meters, etc.), compressors, gathering lines, pipelines, vehicles (including motor vehicles and trailers), tools, parts, and other goods (other than consumer goods, farm products, or Inventory), wherever located, including, all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower or any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

“Existing Credit Facilities” means that certain Second Amended and Restated Credit Agreement dated as of May 24, 2005, as amended, among Borrower, Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, and Ableco Finance LLC, as Documentation Agent.

“Extraordinary Receipts” means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii)(B) or Section 2.4(c)(ii)(D)), including, without limitation: (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), and (vi) any purchase price adjustment received in connection with any purchase agreement.

“Fee Letter” means collectively the Revolving Loan Fee Letter and the Term Loan Fee Letter.

“FEIN” means Federal Employer Identification Number.

“Financial Officer” means any of the President, Chief Financial Officer, Vice President and Treasurer, or such other officer of a Loan Party so designated in writing to Administrative Agent.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Gathering Systems” means all right, title and interest of Borrower and each of its Subsidiaries in and to all (i) Hydrocarbon pipelines through which any Hydrocarbons produced from any of the Oil and Gas Properties is transported to a master/sales meter from which such Hydrocarbons can be sold to, or delivered for further transport to, a non-Affiliate of Borrower or any of its Subsidiaries and meters, compressors, drips, stripping or other treatment plants or facilities located on or used in connection therewith; (iii) easements, rights of way, permits, licenses, road boring agreements and similar contracts and grants pursuant to which the Gathering Systems were constructed or exist (whether such rights are contained in a separate instrument or in an oil and gas lease or other instrument); and (iv) all accounts, contract rights and general intangibles related to the Hydrocarbons located, stored or transported through the Gathering Systems.

“GCF” means Guggenheim Corporate Funding, LLC, a Delaware limited liability company.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through Stock or capital ownership or otherwise, by any of the foregoing.

“Great Plains” means Great Plains Pipeline Company, a Delaware corporation.

“Guarantor” means Gulf States, RWG, WG Operating, and WG Pipeline and each other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

“Guaranty Agreements” means, collectively, any and all of the guaranty agreements with respect to the Obligations which are, or are to be, executed by a Guarantor in favor of Administrative Agent for the benefit of the Lender Group, as required from time to time by Administrative Agent, in form and substance satisfactory to Administrative Agent, in each case as the same may be amended, modified, restated, supplemented, increased, renewed, extended, substituted for or replaced from time to time.

“Gulf States” means RLP Gulf States, L.L.C., an Oklahoma limited liability company.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Agreements” shall mean (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange or rate protection agreements or any option with respect to any such transaction and (b) any swap agreement, call option, put option, cap, floor, collar, exchange transaction, forward agreement or other exchange or protection agreement relating to Hydrocarbons or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities.

“Hydrocarbons” shall mean oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or separated therefrom.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person shall sell or transfer any material asset, and whereby such Person shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, (l) all recourse and support obligations of such Person with respect to the sale or discount of any of its accounts receivable, (m) all obligations of such Person with respect to any arrangement for the purchase of materials, supplies, other Property or services if such arrangement by its express terms requires that payment be made by such Person regardless of whether such materials, supplies, other Property or services are delivered or furnished to it, (n) net liabilities of such Person under all Lender Hedge Agreements and all other Hedging Agreements for realized losses due and payable, (o) all obligations of such Person under any prepayment for oil and gas production or other similar agreement, and (p) all obligations of such Person under operating leases which require such Person to make payments over the term of such lease based on the purchase price or appraised value of the Property subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such Property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning set forth in Section 11.2.

“Indemnified Person” has the meaning set forth in Section 11.2.

“Indenture Guarantors” shall mean the “Subsidiary Guarantors,” as such term is defined in the Unsecured Notes Indenture.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning ascribed thereto in Section 5.16.

“Interest Expense” shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest expense accruing during such period on Indebtedness of Borrower and its Subsidiaries on a consolidated basis, including the interest portion of payments under capitalized leases and any capitalized interest, but excluding amortization of debt discount and expense.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interim Redetermination” has the meaning assigned such term in Section 2.2(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.2(b).

“Inventory” means all of Borrower’s or any of its Subsidiaries’ now owned or hereafter acquired right, title and interest with respect to inventory, including goods and extracted Hydrocarbons held for sale or lease or to be furnished under a contract of, goods that are leased by Borrower or any of its Subsidiaries as lessor, goods that are furnished by Borrower or any of its Subsidiaries under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s or any Subsidiaries’ business.

“Investment” means, with respect to any Person, any investment by such Person in any other Person in the form of loans, guarantees, advances (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), capital contributions, purchases of Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Issuing Lender” means one of the Lenders, designated by Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.12. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Person with respect to Letters of Credit issued by such Person.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Legal Requirements” means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits, including, without limitation, all Environmental Laws.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1 hereof for so long as such Person is a Lender hereunder.

“Lender Group” means, individually and collectively, each of the individual Lenders and Administrative Agent.

“Lender Group Expenses” means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or any of its Subsidiaries under any of the Loan Documents that are paid or incurred by any one or more members of the Lender Group; fees or charges paid or incurred by any one or more members of the Lender Group in connection with the Lender Group’s transactions with Borrower or any of its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC or equivalent searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including Reserve Reports and environmental audits); costs and expenses incurred by any one or more members of the Lender Group in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by any one or more members of the Lender Group resulting from the dishonor of checks; costs and expenses paid or incurred by any one or more members of the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by any one or more members of the Lender Group in examining the Books; costs and expenses of third party claims or any other suit paid or incurred by any one or more members of the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower (or any of its Subsidiaries party to one or more Loan Documents); and the Lender Group’s reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any Subsidiary or in exercising rights or remedies under the Loan Documents), defending, or concerning the Loan Documents, irrespective of whether suit is brought, or in any Remedial Action concerning the Collateral; provided, however, that Lender Group Expenses shall not include fees or expenses incurred by the Administrative Agent or any Lender in connection with the syndication, assignment or securitization of the Obligations or any portion thereof subsequent to the initial syndication of assignment thereof by GCF.

“Lender Hedging Agreement” means Hedging Agreements now existing or hereafter entered into between Borrower or its Subsidiaries and any Lender or Lender-Related Person while such Person (or in the case of a Lender-Related Person, the Lender affiliated therewith) is a Lender hereunder.

“Lender Hedging Obligations” means all obligations, liabilities, fees, and expenses owing by Borrower or its Subsidiaries to any Lender or Lender-Related Person under Lender Hedging Agreements.

“Lender-Related Persons” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Related Funds, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Lender’s Affiliates.

“Letter of Credit” means an L/C or an LC Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.15(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance or Term Loan B that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, any Person other than the owner of the Property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Oil and Gas Property and (b) Production Payments and the like payable out of Oil and Gas Property. For purposes of this Agreement, Borrower or any of its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create financing.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Assignment of Obligations and Liens, the Disbursement Letter, the Fee Letter, the Lender Hedging Agreements, the Letters of Credit, the Mortgages, the Notes Purchase Agreement, the Guaranty Agreements, the Security Agreements, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of Borrower to carry out its business as at the Closing Date or as proposed as of the Closing Date, (c) the material impairment of any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, (d) any event or circumstance that in the reasonable judgment of the Administrative Agent is likely to have a material adverse effect on the value of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral, or (e) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to the Collateral.

“Material Contract” means, as to any Person, any supply, purchase, service, employment, tax, indemnity, farm-in agreement, farm-out agreement, gas marketing, gas imbalance, operating, unitization, communitization, partnership, joint venture or other agreement of such Person or any of its Subsidiaries or by which such Person or any of its Subsidiaries or any of their respective properties are otherwise bound, if such agreement either (i) requires the expenditure of over $500,000 by such Person during any calendar year, or (ii) involves the sale of more than $2,500,000 in Hydrocarbons by such Person in any calendar year, or (iii) involves a liability of such Person in excess of $100,000, or (iv) results or could result in the loss of title to, or the transfer or creation of a Lien upon any Collateral, or (v) is otherwise determined by Administrative Agent, in its reasonable judgment, to be material to the business, operations or properties of such Person, as the same shall be amended, modified and supplemented and in effect from time to time.

“Maturity Dates” shall have the meaning set forth in Section 3.3(a).

“Maximum Facility Amount” means the aggregate of the Maximum Revolver Amount and the Term Loan B Amount.

“Maximum Revolver Amount” means $150,000,000.

“MCAC” means Magic Circle Acquisition Corporation, an Oklahoma corporation.

“Merger” means the acquisition by Tremisis of 100% of the stock of Borrower pursuant to the Agreement and Plan of Merger pursuant to which Borrower shall be the surviving entity.

“Mineral Interests” shall mean all right, title, interest and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved interests, reversionary interests, carried working interests, or residual interests of whatever nature.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means one or more mortgages or deeds of trust, as same be amended or supplemented from time to time, to secure the Obligations, executed by Borrower or its Subsidiaries in favor of Administrative Agent for the benefit of the Lender Group, the form and substance of which shall be satisfactory to Administrative Agent, that encumber the Oil and Gas Property Collateral and the related improvements thereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Notes Purchase Agreement” shall mean that certain agreement between the lenders under the Existing Credit Facilities and Administrative Agent for the benefit of the Lender Group.

“NYMEX Price” means, as of the date of the determination thereof with respect to each of the appropriate crude oil or natural gas categories included in the then most recent Reserve Report provided by Borrower to Administrative Agent pursuant to Section 6.2, the prices for the 36 succeeding monthly futures contract prices (the “3 Year Strip”) and held constant thereafter based on the average of the contract prices for last twelve (12) months of such 36 month period, commencing with the month during which the determination is to be made, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing as selected by Administrative Agent, adjusted to account for the historical basis in a manner acceptable to the Administrative Agent, and held constant thereafter; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 36 month periods, the longest period of quotes of less than 36 months shall be used, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein.

“NYMEX Value” means, at any date of determination thereof as to the Proved Reserves of the Borrowing Base Entities, the discounted present value of future net revenues (i.e., after deducting production and ad valorem taxes and less future capital costs and operating expenses) from Proved Reserves of the Borrowing Base Entities as of such date calculated using SEC Guidelines utilizing the NYMEX Price for the appropriate category of oil or gas and assuming that production costs thereafter remain constant on a per barrel of oil equivalent basis. Proved Developed Producing Reserves shall comprise not less than sixty percent (60%) of the NYMEX Value.

“Obligations” means all loans Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, obligations under Lender Hedging Agreements, premiums (including Applicable Prepayment Premiums), liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower or any of its Subsidiaries to the Lender Group (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between the Lender Group and Borrower and/or its Subsidiaries), and irrespective of whether for the payment of money (and including, without limitation, all claims for indemnity under the Loan Documents including claims under Section 11.2 of this Agreement), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that the Lender Group may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Group Expenses that Borrower or any of its Subsidiaries is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Oil and Gas Properties” means all of the present and future right, title and interest (real, personal, mixed, contractual or otherwise) of Borrower and its Subsidiaries in, to and under or derived from the following:

(a)           All presently existing and hereafter arising Mineral Interests and surface interests;

(b)          All presently existing and hereafter arising unitization, communitization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction);

(c)           All presently existing and arising oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, farm-out contracts, farm-in contracts, operating agreements, areas of mutual interest and other contracts, agreements and instruments;

(d)          All presently existing and hereafter arising personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, vehicles, Equipment, gathering lines, pipelines, utility lines, power lines, telephone lines, water rights, roads, permits, licenses and other appurtenances, to the extent the same are situated upon and used or held for use by Borrower or any of its Subsidiaries in connection with the ownership, operation, maintenance or repair of the Mineral Interests and/or surface interests; and

(e)           All reservoir, reserve, seismic, geologic or geophysical information and data.

“Oil and Gas Property Collateral” means all Oil and Gas Properties and all Gathering Systems now owned or hereafter acquired by Borrower or any of its Subsidiaries.

“Overadvance” has the meaning set forth in Section 2.5.

“Participant” has the meaning set forth in Section 15.1(e).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permits” of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

“Permitted Investments” has the meaning set forth in Section 7.12.

“Permitted Liens” means (a) Liens held by Administrative Agent for the benefit of the Lender Group, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money Liens of lessors under capital leases to the extent that the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, or other like Liens arising by operation of law incidental to the exploration, development, operation and maintenance of Oil and Gas Properties and Liens granted to the operator of a property under a standard form joint operating agreement to secure the timely payment of joint interest billings, in each case incurred in the ordinary course of business of Borrower or the relevant Subsidiary of Borrower not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (g) Liens on deposits and escrowed funds made to secure performance of bids, tenders and leases (to the extent permitted under this Agreement) incurred in the ordinary course of business of Borrower or the relevant Subsidiary of Borrower and not in connection with the borrowing of money, (h) Liens of or resulting from any judgment or award that do not result in and reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower or the relevant Subsidiary of Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (i) Liens with respect to the Oil and Gas Property Collateral that are exceptions to the title opinions issued in connection with the Mortgages, as accepted by Administrative Agent, (j) minor defects in title which (i) do not affect the Defensible Title thereto to an extent unacceptable to Administrative Agent in its reasonable judgment or restrict the full use or other benefits of ownership by Borrower or such Subsidiary, as the case may be, and (ii) do not affect the ability of Borrower or such Subsidiary, as the case may be, to receive a share of production or proceeds from, allocated to, or attributable to such Mineral Interests equal to the interest of Borrower or such Subsidiary, as the case may be, therein as represented herein or in the other Loan Documents, and (iii) do not materially interfere with the ordinary conduct of the business of Borrower or such Subsidiary, as the case may be, and (iv) do not interfere with or impair the value of Administrative Agent’s Lien therein for the benefit of the Lender Group, and (v) are customarily waived by reasonable and prudent Mineral Interest owners, and (k) Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Mineral Interest covered by such Lien for the purposes for which such Mineral Interest is held by the Borrower or any Subsidiary, does not materially interfere with or impair the value of such Mineral Interest subject thereto or Administrative Agent’s Lien therein for the benefit of the Lender Group, is customarily waived by reasonable and prudent operators, and is consented to in writing by Administrative Agent, (l) farmout, carried Working Interests, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, any Oil and Gas Properties or the sale of the hydrocarbons after they are produced which are usual and customary in the industry and, with respect to Oil and Gas Properties acquired after the Closing Date, are also existing at the time of acquisition of such Oil and Gas Properties and are disclosed to and approved by Administrative Agent in writing prior to any Proved Developed Producing Reserves or Proved Developed Non-Producing Reserves attributable to such Oil and Gas Properties being included in Eligible Reserves, (m) Liens disclosed on Schedule P-1 that secure Permitted Indebtedness permitted by Section 7.1(b), (n) purchase money Liens incurred in connection with the purchase of vehicles and equipment securing Indebtedness not to exceed $500,000 in the aggregate at any time, as permitted by Section 7.1(j), (o) a Lien held by

Coral Energy Holding, L.P. (“Coral”) on cash posted by Borrower to secure Hedging Agreements between Borrower and Coral permitted under this Agreement (“Coral Hedging Agreements”), (p) rights of offset of up to $10,000,000 in the aggregate in favor of Coral or Shell Trading (US) Company in connection with obligations under Coral Hedging Agreements, and (q) continuations and renewals of otherwise Permitted Liens.

“Permitted Protest” means the right of Borrower or the relevant Subsidiary of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower or the relevant Subsidiary of Borrower in an amount that is satisfactory to Administrative Agent, (b) any such protest is promptly instituted and diligently prosecuted by Borrower or the relevant Subsidiary of Borrower in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent’s Liens in and to the Collateral.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

“Prior Obligations” has the meaning set forth in Section 18.9.

“Production Payments” means a production payment (whether volumetric or dollar denominated) or similar royalty, overriding royalty, net profits interest or other similar interest in Oil and Gas Properties, or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such Oil and Gas Properties where the holder of such interest has recourse solely to such interest and the grantor or transferor thereof has an express contractual obligation to produce and sell Hydrocarbons from such Oil and Gas Properties, or to cause such Oil and Gas Properties to be so operated and maintained, in each case in a reasonably prudent manner.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proposed Borrowing Base” shall have the meaning set forth in Section 2.2(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning set forth in Section 2.2(c)(ii).

“Pro Rata Share” means, as of any date of determination:

(a)           with respect to a Revolver Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Revolver Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Revolver Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolver Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)          with respect to a Revolver Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Revolver Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Revolver Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(c)           with respect to a Term Loan B Lender’s obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Term Loan B Lender’s Term Loan B Commitment, by (z) the aggregate amount of all Term Loan B Lenders’ Term Loan B Commitments, and (ii) from and after the making of the Term Loan B, the percentage obtained by dividing (y) the principal amount of such Term Loan B Lender’s portion of the Term Loan B by (z) the principal amount of the Term Loan B, and

(d)          with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 17.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan B, by (ii) the aggregate amount of Total Commitments of all Revolver Lenders plus the outstanding principal amount of the Term Loan B; provided, however, that, in the event the Revolver Commitments have been terminated or reduced to zero, the Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Letter of Credit Usage with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan B, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Letter of Credit Usage with respect to the outstanding Letters of Credit plus the principal amount of the Term Loan B.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions “Proved Developed Non-Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Non-Producing” in the Definitions. “Proved Developed Reserves” means Proved Reserves which are categorized as either “Proved Developed Producing Reserves” or “Proved Developed Non-Producing Reserves.”

“RAM” has the meaning set forth in the preamble hereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.2(d).

“Reference Rate” means for any day the “Prime Rate” as published for each business Day (or if such day is not a Business Day, the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate.”

“Reference Rate Loan” means each portion of a Revolving Advance or Term Loan B that bears interest at a rate determined by reference to the Reference Rate.

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Required Lenders” means, at any time, (a) the Required Revolver Lenders plus (b) the Required Term Loan B Lenders.

“Required Revolver Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (determined pursuant to clause (a) of such definition) equal or exceed 50.1% of the aggregate of the Revolver Commitment (and, if there are two (2) or more Lenders with Revolver Commitments, shall include at least two (2) Lenders with Revolver Commitments); provided, that, “Required Revolver Lenders” shall include Administrative Agent.

“Required Term Loan B Lenders” means, at any time, Lenders whose Pro Rata Shares (determined pursuant to clause (c) of such definition) aggregate at least 50.1% of the Term Loan B Commitment (or, from and after the making of Term Loan B, the aggregate unpaid principal amount of Term Loan B); provided, that, “Required Term B Loan Lenders” shall include Administrative Agent.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserve Report” means a report, in form and substance satisfactory to Administrative Agent, prepared by an Approved Engineer (at Borrower’s sole cost and expense) evaluating the oil and gas reserves attributable to the Mineral Interests owned directly by the Borrowing Base Entities (and no other Persons) which shall, among other things, (a) identify the wells covered thereby, (b) set forth the Approved Engineer’s opinions with respect to the total volume of Proved Reserves (specifying with such opinions the terms of categories Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves) which the Borrowing Base Entities have the right to produce (or cause to be produced) for their own account, (c) set forth the Approved Engineer’s opinions with respect to the NYMEX Value of each of the categories of the Proved Reserves as specified in subclause (b) above, (d) set forth the Approved Engineer’s opinions with respect to the future rate of production of the Proved Reserves, (e) contain such other information as requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, net income, taxes, capital expenditures and other capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the volumes, price and escalation parameters, discount rate, assumptions and net proceeds of production, present value of net proceeds of production, estimated costs of remedial, preventative or investigating action, operating expenses, net income, taxes, capital expenditures and other capital costs, procedures and other assumptions upon which such determinations were based, in each case reasonably acceptable to Administrative Agent.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolver Commitment” means, with respect to each Revolver Lender, its Revolver Commitment, and, with respect to all Revolver Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such Revolver Commitments are subject to the Borrowing Base and as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 15.1.

“Revolver Lender” and “Revolver Lenders” means each Lender individually, and all Lenders collectively, with a Revolver Commitment.

“Revolver Maturity Date” shall have the meaning set forth in Section 3.3.

“Revolving Advances” has the meaning set forth in Section 2.1(a).

“Revolving Facility Usage” means, as of any date of determination, the sum of (a) the aggregate amount of Revolving Advances outstanding, plus (b) the Letter of Credit Usage.

“Revolving Loan Fee Letter” means that certain letter agreement, dated as of January 25, 2006, between Borrower and GCF with regard to fees, as such is amended from time to time.

“RWG” means RWG Energy, Inc., a Delaware corporation.

“SEC” means the United States Securities and Exchange Commission and any successor Federal agency having similar powers.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.2(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.2(b).

“Securitization” has the meaning set forth in Section 2.16.

“Securitizing Lender” has the meaning set forth in Section 2.16.

“Security Agreements” means, collectively, any and all of the security agreement, pledges, mortgages, deeds of trust, assignments, stock pledge agreements, assignments of partnership interests, assignments of member interests, and such other agreements, documents and instruments, in form and substance satisfactory to Administrative Agent , which are, or are to be, executed by Borrower and/or any one or more of its Subsidiaries in favor of Administrative Agent and/or the Lenders as may be required from time to time by Administrative Agent to provide Administrative Agent for the benefit of the Lender Group with Liens upon all of the assets and properties of Borrower and its Subsidiaries as security for the payment and performance in full of the Obligations, in each case as the same may be amended, modified, restated, supplemented, increased, renewed, extended, substituted for or replaced from time to time.

“Settlement” has the meaning set forth in Section 2.3(d)(i).

“Settlement Date” has the meaning set forth in Section 2.3(d)(i).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Taxes” has the meaning set forth in Section 17.11.

“Term Loan B” has the meaning set forth in Section 2.1(b).

“Term Loan B Amount” means $90,000,000 as the same may be increased pursuant to Section 2.17.

“Term Loan B Commitment” means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to Section 2.17 and pursuant to assignments made in accordance with the provisions of Section 15.1.

“Term Loan B Lender” and “Term Loan B Lenders” means each Lender individually, and all Lenders collectively, with a Term Loan B Commitment.

“Term Loan B Maturity Date” shall have the meaning set forth in Section 3.3.

“Term Loan Fee Letter” means that certain letter agreement, dated as of January 25, 2006, between Borrower and GCF with regard to fees, as such is amended from time to time.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignment made in accordance with the provisions of Section 15.1.

“Total Debt” means, at any date, all Indebtedness, except for Letters of Credit, of the Borrower and its Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under FAS 133 or 143 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Transfer Order Letters” means transfer order letters in the form of Exhibit T-1 attached hereto containing the information as provided for therein.

“Tremisis” means Tremisis Energy Acquisition Corporation, a Delaware corporation, located at 1775 Broadway, Suite 604, New York, New York, 10019.

“Tremisis Warrants” means the warrants outstanding as of the Closing Date to purchase 12,650,000 shares of common stock of Tremisis at a price of $5.00 per share, as adjusted, expiring on May 11, 2008.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Administrative Agent for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unsecured Notes” means those certain 11 1/2% unsecured notes in the aggregate original principal amount of $115,000,000, dated as of February 24, 1998, and maturing on February 15, 2008, issued under the Unsecured Notes Indenture, as amended, modified, renewed or restated from time to time.

“Unsecured Notes Indenture” means that certain Indenture, dated as of February 24, 1998, among Borrower, the Indenture Guarantors and United States Trust Company of New York, pursuant to which the Unsecured Notes have been issued, as amended, modified, renewed or restated from time to time.

“Unsecured Notes Reserve” means, on the dates set forth in the following grid, an amount equal to the product of the fraction set forth next to such date multiplied by the principal amount then outstanding under the Unsecured Notes, provided, that the Unsecured Notes Reserve shall be zero (i) at all times prior to August 15, 2007, provided payment of the Unsecured Notes has not been accelerated pursuant to the terms of the Unsecured Notes Indenture, and (ii) if the Unsecured Notes have been retired in full or the Unsecured Notes’ maturity date is ninety-one (91) days or more after the later of the two Maturity Dates.

Date	Fraction
August 15, 2007	1/6
September 15, 2007	2/6
October 15, 2007	3/6
November 15, 2007	4/6
December 15, 2007	5/6

January 15, 2008	6/6

“Voidable Transfer” has the meaning set forth in Section 18.7.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.

“WG Operating” means WG Operating, Inc., a Texas corporation.

“WG Pipeline” means WG Pipeline LLC, a Texas limited liability company.

“Working Interest” means that interest in an oil and gas or mineral lease which gives the owner the right to explore for, develop, exploit, and/or produce the minerals and includes the obligation to pay the expense of such activities.

1.2          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

1.3          Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Administrative Agent. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to this Agreement or any of the other Loan Documents or any other agreement, instrument or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.4          Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.
2.1	Advances.

(a)           Revolving Advances. Subject to the terms and conditions of this Agreement and during the term of this Agreement, each Revolver Lender (severally, not jointly or jointly and severally) agrees to make advances (“Revolving Advances”) to Borrower in an amount at any one time outstanding not to exceed such Revolver Lender’s Pro Rata Share of an amount equal to the Availability. The Revolver Lenders shall have no obligation to make further Revolving Advances hereunder to the extent they would cause the outstanding Revolving Facility Usage to exceed the Availability nor such Revolver Lender’s Pro Rata Share of the Borrowing Base as determined from time to time. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(b)          Term Loan B. Subject to the terms and conditions of this Agreement, on the Closing Date each Term Loan B Lender with a Term Loan B Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan B”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan B Amount. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan B shall be due and payable, subject to Section 2.4(b), on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. No amount paid on Term Loan B may be reborrowed. All amounts outstanding under the Term Loan B shall constitute Obligations.

2.2	Borrowing Base.

(a)           Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $50,000,000. Notwithstanding the foregoing, the Borrowing Base is subject to further adjustments from time to time pursuant to Section 6.12 or Section 7.4.

(b)          Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with Section 2.2(c)(i) (a “Scheduled Redetermination”), and, subject to Section 2.2(d), such redetermined Borrowing Base shall become effective and applicable to Borrower, Administrative Agent, the Issuing Lender and the Lenders on March 15th and September 15th of each year, commencing September 15, 2006. In addition, Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Revolver Lenders, by notifying Borrower thereof, one time during any 12 month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with Section 2.2(c).

(c)	Scheduled and Interim Redetermination Procedure.

(i)           Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Sections 6.2(b) and 6.2(c), and, in the case of an Interim Redetermination, a Reserve Report prepared by Borrower and audited by an Approved Engineer which shall accompany any Interim Redetermination requested by Borrower, and otherwise shall be delivered within 30 days of any Interim Redetermination requested by the Required Revolver Lenders and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 7.4, as may, from time to time, be reasonably requested by the Required Revolver Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Maximum Revolver Amount nor shall Proved Developed Reserves constitute less than 75% of the Borrowing Base total value.

(ii)          The Administrative Agent shall notify Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)         in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.2(b) in a timely and complete manner (copies of which Administrative Agent shall promptly forward to the Revolver Lenders), then on or before March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.2(b) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from Borrower and Administrative Agent has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.2(c)(i);

(B)         in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

(C)         in the event that Borrower fails to timely deliver the Reserve Reports when due under Section 6.2(b) for Scheduled Redeterminations and under Section 2.2(c) for Interim Redeterminations, the Administrative Agent may nevertheless redetermine the Borrowing Base within the prescribed time frame based upon such available information as Administrative Agent determines is appropriate.

(iii)         Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Required Revolver Lenders and all of the other Revolver Lenders as provided in this Section 2.2(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Revolver Lenders as provided in this Section 2.2(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Revolver Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Revolver Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Required Revolver Lenders and all of the other Revolver Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Revolver Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.2(d). If, however, at the end of such fifteen (15) day period, the Revolver Lenders and/or Required Revolver Lenders, as applicable, have not approved or been deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolver Lenders to ascertain the highest Borrowing Base then acceptable to the Required Revolver Lenders for purposes of this Section 2.2(c)(i) and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.2(d).

(iv)         The Borrowing Base shall be determined based upon the loan collateral value assigned to the Oil and Gas Properties and such other credit factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower) which the Lenders deem significant. The Revolver Lenders’ determination of the Borrowing Base shall be in their sole discretion. Borrower, Lenders and the Administrative Agent acknowledge that (a) due to the uncertainties of exploring, developing and producing Hydrocarbon, the Oil and Gas Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (b) for this reason and the difficulties and expenses involved in liquidating and collecting against the Oil and Gas Properties, the Administrative Agent’s determination of the Borrowing Base that may be supported by the Oil and Gas Properties contains an equity cushion, which equity cushion is acknowledged by Borrower as essential for the adequate protection of the Lenders.

(d)          Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Required Lenders and all of the other Revolver Lenders and/or the Required Revolver Lenders, as applicable, pursuant to Section 2.2(c), the Administrative Agent shall notify Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to Borrower, the Administrative Agent, the Issuing Lender and the Lenders:

(i)           in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by Borrower pursuant to Section 6.2(b) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by Borrower pursuant to Sections 6.2(b) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)          in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 6.12 or Section 7.4, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by Borrower.

2.3	Funding and Borrowings.

(a)           Procedure for Borrowing. Each Borrowing of Revolving Advances shall be made upon Borrower’s irrevocable request therefor (the “Borrowing Request”) delivered in writing to Administrative Agent in the form of a Notice of Borrowing duly completed; which notice must be received by Administrative Agent no later than 12:00 p.m. (New York City time) three (3) Business Days preceding the requested Funding Date specifying (i) the amount of the Borrowing, (ii) if a LIBOR Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period,” and (iii) the requested Funding Date, which shall be a Business Day. All Revolving Advances requested in any Borrowing Request must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof, unless the amount available for further Advances is less than $1,000,000, in which event the Borrowing Request must be in an amount equal to the maximum amount then available for further Advances. If no Interest Period is specified with respect to any requested Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b)	Making of Advances.

(i)           Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Administrative Agent shall notify the Lenders, not later than 1:00 p.m. (New York City time) two (2) Business Days immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to such account of Administrative Agent as Administrative Agent may designate, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Administrative Agent’s receipt of the proceeds of such Revolving Advances, upon satisfaction of the applicable conditions precedent set forth in Article 3 hereof, Administrative Agent shall make the proceeds of such Advances available to Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Revolving Advances received by Administrative Agent to Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(c), Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Administrative Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (1) one or more of the applicable conditions precedent set forth in Article 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by Administrative Agent, or (2) the requested Borrowing would exceed the Availability of the Borrower requesting the Advance on such Funding Date.

(ii)          Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)         Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (-0-). This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (y) the requisite non-Defaulting Lenders and Administrative Agent shall have waived such Lender’s default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

(c)	INTENTIONALLY OMITTED.

(d)          Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances for the applicable credit facility hereunder. Such agreement notwithstanding, Administrative Agent, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other

Loan Documents, settlement among them as to the Advances under each credit facility hereunder shall take place on a periodic basis in accordance with the following provisions:

(i)           Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent, with respect to Collections received, by notifying the Lenders by electronic mail, facsimile, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York City time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including Section 2.3(b)(iii)): (y) if a Lender’s balance of the Advances exceeds such Lender’s Pro Rata Share of the Advances as of a Settlement Date, then Administrative Agent shall by no later than 12:00 p.m. (New York City time) on the Settlement Date transfer in immediately available funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances; and (z) if a Lender’s balance of the Advances is less than such Lender’s Pro Rata Share of the Advances as of a Settlement Date, such Lender shall no later than 12:00 p.m. (New York City time) on the Settlement Date transfer in immediately available funds to such account of Administrative Agent as Administrative Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances. Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall constitute Revolving Advances of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

(ii)          In determining whether a Lender’s balance of the Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Administrative Agent to that Lender as part of such next Settlement.

(e)           Notation. Administrative Agent shall record on its books the principal amount of the Advances owing to each Lender and the interests therein of each Lender, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(f)           Lenders’ Failure to Perform. All Advances shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

2.4	Payments.
(a)	Payments by Borrower.

(i)           All payments to be made by Borrower shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent for the account of the Lenders at Administrative Agent’s address set forth in Section 12, and shall be made in immediately available funds, no later than 12:00 p.m. (New York City time) on the date specified herein. Any payment received by Administrative Agent later than 12:00 p.m. (New York City time), at the option of Administrative Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)          Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(iii)         Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)	Apportionment and Application.

(i)           Except as otherwise provided with respect to Defaulting Lenders and except as may otherwise be agreed among the Lenders, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of the fees and expenses (other than fees or expenses designated for Administrative Agent’s sole and separate account after giving effect to any agreement with the Lenders) shall, as applicable, be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. Except as otherwise provided in clause (b)(iii) below or Section 2.4(c), all payments shall be remitted to Administrative Agent and all such payments not relating to principal or interest of specific Advances, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by Administrative Agent, shall be applied as follows:

(A)          first, to pay any Lender Group Expenses then due to Administrative Agent or any of the Lenders under the Loan Documents, until paid in full,

(B)          second, to pay any fees then due to Administrative Agent (for its separate account, after giving effect to any agreements between Administrative Agent and the individual Lenders) under the Loan Documents, until paid in full,

(C)          third, to pay any fees then due to any or all of the Lenders (after giving effect to any agreements between Administrative Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full; provided that, if an Event of Default has occurred and is continuing, the priority of the payment of any fee payable to any Lender in respect of Term Loan B shall, unless the Required Revolver Lenders agree in their sole discretion to forgo deferring such payment, be deferred to item “ninth” below; as applicable; provided, further, that, if an Event of Default has occurred and is continuing, the priority of the payment of any fee payable to any Lender in respect of the Applicable Prepayment Premium shall be deferred to items “twelfth” and “thirteenth” below,

(D)          fourth, ratably to pay interest due in respect of the Revolver Advances, until paid in full,

(E)          fifth, so long as no Event of Default has occurred and is continuing other than an Event of Default solely arising under Section 8.2 (a) as a result of Borrower’s failure to comply with respect to Sections 6.1 (Financial Reporting) or 6.2 (Collateral Reporting), or if an Event of Default has occurred and is continuing (other than an Event of Default solely arising under Section 8.2(a) as a result of Borrower’s failure to comply with Sections 6.1, or 6.2) and to the extent that the Required Revolver Lenders agree, in their sole discretion, that interest due in respect of the Term Loan B may be paid pursuant to this item “fifth”, to the payment of interest due in respect of the Term Loan B, until paid in full (provided, if an Event of Default has occurred and is continuing other than an Event of Default solely arising under Section 8.2 (a) as a result of Borrower’s failure to comply with respect to Sections 6.1 and 6.2, or if an Event of Default has occurred and is continuing (other than an Event of Default solely arising under Section 8.2(a) as a result of Borrower’s failure to comply with Sections 6.1, or 6.2) and to the extent that the Required Revolver Lenders have not agreed that the interest due in respect of the Term Loan B may be paid pursuant to this item “fifth,” the priority of the payment of such interest on the Term Loan B is deferred to item "tenth" below),

(F)          sixth, so long as no Event of Default has occurred and is continuing, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration) with respect to the Term Loan B until paid in full,

(G)          seventh, so long as no Event of Default has occurred and is continuing ratably, (i) to pay principal of all Revolving Advances and (ii) all Lender Hedging Obligations then due and owing by Borrower or its Subsidiaries,

(H)          eighth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Revolving Advances until paid in full, (ii) to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full, and (iii) all Lender Hedging Obligations then due and owing by Borrower or its Subsidiaries arising under Lender Hedging Agreements but only to the extent such Lender Hedging Agreements were entered into prior to the occurrence of, and not in contemplation of, the subject Event of Default,

(I)           ninth, if an Event of Default has occurred and is continuing, to pay fees due in respect of Term Loan B, until paid in full,

(J)           tenth, if an Event of Default has occurred and is continuing, to pay interest due in respect of the Term Loan B, until paid in full,

(K)         eleventh, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of Term Loan B, until Term Loan B is paid in full,

(L)          twelfth, if an Event of Default has occurred and is continuing, to pay any Applicable Revolving Loan Prepayment Premium then due and payable to Lenders with a Revolver Commitment,

(M)         thirteenth, if an Event of Default has occurred and is continuing, to pay any Applicable Term Loan B Prepayment Premium then due and payable to Lenders holding a Term Loan B,

(N)          fourteenth, to pay any other Obligations (including the provision of amounts to Administrative Agent, to be held by Administrative Agent, for the benefit of the Lenders and Lender Related Persons, as cash collateral in an amount up to the amount determined by Administrative Agent in its Permitted Discretion as the amount necessary to secure Borrower’s and its Subsidiaries’ Lender Hedging Obligations), until paid in full, and

(O)          fifteenth, to Borrower (to be remitted by wire transfer to the Designated Account) or such other Person entitled thereto under applicable law.

For purposes of the foregoing (other than clause (N)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (N), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(ii)          Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(d).

(iii)         In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)         In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c)	Prepayments.

(i)           Optional Payments. All Revolving Advances may be voluntarily prepaid in accordance with Section 2.1(a). The Term Loan B may be prepaid at any time with the proceeds of the exercise of the Tremisis Warrants. Except as provided in the immediately preceding sentence, the Term B Loan may not be prepaid during the period of time from the Closing Date up to the first anniversary date following the Closing Date, thereafter the Term Loan B may be voluntarily prepaid, provided that (A) no Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such prepayment (B) the sum of Availability and Borrower’s unrestricted immediately available cash on hand is not less than $10,000,000 immediately after giving effect to any such prepayment, and (C) Borrower shall pay all interest and fees as required under Section 2.4(c)(iv).

(ii)	Mandatory Prepayments.

(A)          Borrower shall immediately prepay the outstanding principal amount of the Term Loan B in the event that the Revolver Commitment is terminated and accelerated for any reason prior to its scheduled termination under Section 3.3(a).

(B)          Immediately upon any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of property or assets (other than in accordance with Section 7.4), Borrower shall prepay the outstanding Obligations in accordance with Section 2.4(c)(iii) in an amount equal to 100% of the net cash proceeds received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(c)(ii)(B) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(C)          Immediately upon the receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts in any one or series of related events, Borrower shall prepay the outstanding Obligations in accordance with Section 2.4(c)(iii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(D)          Immediately upon the issuance or incurrence by Borrower or any of its Subsidiaries of any Indebtedness other than Indebtedness referred to in Section 7.1 (a) through (i), Borrower shall prepay the outstanding Obligations in accordance with Section 2.4(c)(iii) in an amount equal to 100% of the net cash proceeds received by such Person in connection with such issuance or incurrence. Nothing contained in this Section 2.4(c)(ii)(D) shall permit Borrower or any of its Subsidiaries to issue or incur any Indebtedness other than in accordance with the terms and conditions of this Agreement.

(E)          Upon the sale or issuance by Borrower or any of its Subsidiaries of any shares of Stock other than in connection with the Merger, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(c)(iii) in an amount equal to 100% of the net cash proceeds received by such Person in connection therewith. Nothing contained in this Section 2.4(c)(ii)(E) shall permit Borrower or any of its Subsidiaries to issue, incur or sell any Stock other than in accordance with the terms and conditions of this Agreement.

(F)          If, on any date, the aggregate amount of all Revolving Advances, Unsecured Notes Reserve, and Letter of Credit Usage exceeds the Borrowing Base, Borrower shall immediately prepay the outstanding Obligations in accordance with Section 2.4(c)(iii) in an amount equal to such excess.

(iii)         Application of Mandatory Payments. During the occurrence and continuance of an Event of Default, the prepayments required under Section 2.4(c)(ii) shall be applied in accordance with Section 2.4(b)(i). At any time when no Event of Default exists, the prepayments required under Section 2.4(c)(ii) shall be applied as follows:

(A)         the proceeds from any prepayment pursuant to (x) a sale or disposition of any Borrowing Base Entity’s Proved Reserves (“Borrowing Base Assets”), (y) any Extraordinary Receipts consisting of proceeds of insurance or condemnation awards with respect to Borrowing Base Assets or (z) any Extraordinary Receipts consisting of a judgment, proceeds of settlement or other consideration in connection with a cause of action, in each case of this subclause (z) which proceeds are received as compensation for a loss of revenue or income from Borrowing Base Assets, shall be applied as follows: first, to the outstanding principal amount of the Revolving Advances until paid in full, and second, to the outstanding principal amount of the Term Loan B until paid in full,

(B)          the proceeds from any prepayment pursuant to a sale or disposition of all or substantially all of the assets or Stock of any Person or any insurance which sale or disposition or proceeds of insurance includes both Borrowing Base Assets and assets and property other than Borrowing Base Assets, shall be applied as follows: (x) an amount equal to the book value of such Borrowing Base Assets sold or disposed of or in respect of which such insurance proceeds are collected consisting of Borrowing Base Assets (determined at the time of such sale or disposition or event resulting in such insurance proceeds) shall be applied to the outstanding principal amount of the Revolving Advances until paid in full and (y) the remaining proceeds shall be applied as follows: first, to the outstanding principal amount of the Term Loan B, until paid in full (unless the Term Loan B Lenders otherwise elect, in their sole discretion, to have all or a portion of their share of such proceeds applied to the outstanding principal amount of the Revolving Advances), and second, to the outstanding principal amount of the Revolving Advances,

(C)          the proceeds from any prepayment event set forth in subclauses (ii)(C) (other than proceeds from any Extraordinary Receipts consisting of (x) insurance policies or condemnation awards with respect to Borrowing Base Assets or (y) a judgment, proceeds of settlement or other consideration in connection with a cause of action, in each case of this subclause (y), which amount is received as compensation for a loss of revenue or income from Borrowing Base Assets), (ii)(D) and (ii)(E) of this Section 2.4(c), shall be applied as follows: first, to the outstanding principal amount of the Term Loan B until paid in full (unless the Term Loan B Lenders otherwise elect, in their sole discretion, to have all or a portion of their share of such proceeds applied to the outstanding principal amount of the Revolving Advances), and second, to the outstanding principal amount of the Revolving Advances, until paid in full, and

(D)         the proceeds from any prepayment event set forth in subclause (ii)(F) of this Section 2.4(c) shall be applied as follows: first, to the outstanding principal amount of the Revolving Advances until paid in full, and second, to the outstanding principal amount of the Term Loan B until paid in full.

Notwithstanding anything to the contrary contained herein, if on the date Borrower is obligated to make a prepayment under Section 2.4(c)(iii)(B) or (C) the sum of Availability and Borrower’s unrestricted immediately available cash on hand is less than $10,000,000, either immediately before or immediately after giving effect to all or any portion of any prepayment of Term Loan B pursuant to such sections, the proceeds which were to be applied to repay the Term Loan B shall be applied to the repayment of the outstanding principal amount of the Revolving Advances until paid in full; provided, that, (x) concurrently with such application to the outstanding Revolving Advances, Administrative Agent shall establish and maintain a corresponding reserve against the Maximum Facility Amount and the Borrowing Base in an amount equal to the amount that would have otherwise been applied to the prepayment of Term Loan B, and (y) the amount that is so applied to the outstanding principal amount of the Revolving Advances shall be applied to the prepayment of the Term Loan B, and the corresponding reserve against the Maximum Facility Amount and the Borrowing Base shall be released, at such time and from time to time, as the sum of Availability and Borrower’s unrestricted immediately available cash on hand is greater than or equal to $10,000,000 both before and immediately after giving effect to such prepayment of the Term Loan B.

(iv)         Interest and Fees. Any prepayment made pursuant to Section 2.4(c) shall be accompanied by (A) accrued interest on the principal amount being prepaid to the date of prepayment, and (B) the Applicable Prepayment Premium.

(v)           Cumulative Prepayments. Except as otherwise expressly provided in Section 2.4(c)(iii), payments with respect to any subsection of Section 2.4(c)(iii) are in addition to payments made or required to be made under any other subsection of Section 2.4(c).

2.5          Overadvance. If, at any time or for any reason, the amount of Obligations pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 and 2.2 (an “Overadvance”), Borrower immediately shall pay to Administrative Agent, in cash, the amount of such excess, which amount shall be used by Administrative Agent to reduce the Obligations in accordance with the priority set forth in Section 2.4(b).

2.6	Interest, Rates, Payments, and Calculations.

(a)           Interest Rate on Revolving Advances. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit, Lender Hedging Obligations and the Term Loan B) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the sum of (A) two percent (2%), plus (B) the LIBOR Rate; and (ii) otherwise, at a per annum rate equal to (A) two percent (2%), plus (B) the Reference Rate (provided that interest shall not accrue on unpaid interest on Revolving Advances prior to the date payment of such interest is due).

(b)          Letter of Credit Fee. Borrower shall pay Administrative Agent, for the ratable benefit of the Revolver Lenders, a Letter of Credit fee (in addition to the charges, commissions, fees and costs set forth in Section 2.12(d)) equal to two percent (2%) per annum times the Daily Balance of the amount of the undrawn Letters of Credit.

(c)          Default Rate. Upon the occurrence and during the continuation of an Event of Default (i) all Obligations (except for undrawn Letters of Credit and Lender Hedging Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to four percent (4%) above the per annum rate otherwise applicable hereunder, and (ii) the Letter of Credit fee provided for above shall be increased to four percent (4%) above the per annum rate otherwise applicable hereunder.

(d)          Interest Rate on the Term Loan B. Except as provided in clause (c) above, the Term Loan B shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the sum of (A) the Applicable Margin set forth in the following grid, plus (B) the LIBOR Rate; and (ii) otherwise, at a per annum rate equal to the sum of (A) Applicable Margin set forth in the following grid, plus (B) the Reference Rate (provided that interest shall not accrue on unpaid interest on the Term Loan B prior to the date payment of such interest is due).

Leverage Ratio (Section 7.18(c))	Applicable Margin for LIBOR Rate Advances	Applicable Margin for Reference Rate Advances
>=4.00:1.00	6.00%	6.00%
>=3.00:1.00, and <4.00:1.00	5.75%	5.75%
<3.00:1.00	5.50%	5.50%

(e)           Payments. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof; provided that interest based on LIBOR shall be paid on the last day of each Interest Period and no less than quarterly. Borrower hereby authorizes Administrative Agent, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all other payments due under any Loan Document (including any Lender Hedging Obligations due and payable) to Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Revolving Advances hereunder; provided, that if, at the time that any amounts due in respect of interest on the Term Loan B are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, such amounts shall not constitute Revolving Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan B and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan B; provided, that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 8.1 if it would otherwise have constituted an Event of Default under Section 8.1 after giving effect to any applicable grace period. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter accrue interest at the rate then applicable to Advances hereunder; provided, that if, at the time that any amounts due in respect of interest on the Term Loan B are charged to the Loan Account an Event of Default or Overadvance exists or would result from such charge to the Loan Account, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan B and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan B; provided, that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 8.1 if it would otherwise have constituted an Event of Default under Section 8.1 after giving effect to any applicable grace period.

(f)           Computation. In the event the Reference Rate is changed from time to time hereafter, the rate of interest provided for in Sections 2.6(a) and (c) automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(g)           Intent to Limit Charges to Maximum Lawful Rate. It is the intention of the parties hereto that the Administrative Agent or each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Administrative Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Indebtedness, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Administrative Agent or any Lender that is contracted for, taken, reserved, charged or received by Administrative Agent or such Lender under any of the Loan Documents or agreements or otherwise in connection with the Indebtedness shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Administrative Agent or such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Administrative Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Indebtedness is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Administrative Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by Administrative Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Administrative Agent or such Lender, as applicable, on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by Administrative Agent or such Lender to the Borrower). All sums paid or agreed to be paid to Administrative Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Administrative Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest on account of any Obligations hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to Administrative Agent or any Lender on any date shall be computed at the Highest Lawful Rate (as defined below) applicable to Administrative Agent or such Lender pursuant to this Section 2.6(g) and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Administrative Agent or such Lender would be less than the amount of interest payable to Administrative Agent or such Lender computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender, then the amount of interest payable to Administrative Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Administrative Agent or such Lender until the total amount of interest payable to Administrative Agent or such Lender shall equal the total amount of interest which would have been payable to Administrative Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 2.6(g). For purposes of this Section 2.6(g), the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between Borrower and the Lender Group that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of California and, to the extent controlling, laws of the United States of America. For purposes of this Section 2.6(g), “Highest Lawful Rate” means, with respect to Administrative Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the

Obligations under the laws applicable to Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

2.7	INTENTIONALLY OMITTED.

2.8          Crediting Payments; Application of Collections. The receipt of any payment item by Administrative Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds and is made to the Administrative Agent Account or unless and until such payment item is honored when presented for payment; provided, however, that Administrative Agent reserves the right, in its sole discretion, to exclude from such provisional reduction and payment the amount of any such Collections that Administrative Agent determines may constitute trust funds (e.g., production taxes, severance taxes, or payroll taxes) or amounts attributable to Mineral Interests of third Persons. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Administrative Agent only if it is received into the Administrative Agent Account on a Business Day on or before 11:00 a.m. New York City time. If any Collection item is received into the Agent Account on a non-Business Day or after 11:00 a.m. New York City time on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Administrative Agent.

2.9          Designated Account. Administrative Agent and the Lenders are authorized to make the Advances, and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be a Financial Officer of Borrower, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Administrative Agent and Borrower, any Advance requested by Borrower and made hereunder shall be made to the Designated Account.

2.10        Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan B and all Advances made by Administrative Agent or the Lenders to Borrower or for Borrower’s account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower (except for Bank Product Obligations). In accordance with Section 2.8, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower’s account, including all amounts received in the Agent Account from any Collection Account Bank. Administrative Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in any such statements.

2.11	Fees.

(a)           Borrower shall pay to Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)          Borrower shall pay to Administrative Agent, for the ratable benefit of the Revolver Lenders, on the first day of each month prior to the Termination Date, an unused line fee in an amount equal to 0.25% per annum times the average Daily Balance of the Availability during the immediately preceding month.

2.12	Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Administrative Agent and Issuing Lender or the Underlying Issuer, as appropriate, (reasonably in advance of the requested date of issuance, amendment, renewal, or extension but in no event less than five (5) Business Days in advance) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire (which date shall be no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential renewal term)), the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by Issuing Lender or the Underlying Issuer, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Issuing Lender and the Underlying Issuer shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)	the Letter of Credit Usage would exceed the Availability, or

(ii)          the Letter of Credit Usage would exceed $5,000,000 in excess of any L/Cs issued as credit support for the Coral Hedging Agreements.

Borrower and Issuing Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Issuing Lender in its good faith discretion, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Issuing Lender an amount equal to such L/C Disbursement not later than 12:00 p.m., New York City time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 12:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice pursuant to the foregoing, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

(b)          Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the Underlying Issuer harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender or the Underlying Issuer arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Issuing Lender or the Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that Issuing Lender and the Underlying Issuer shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Issuing Lender under any L/C Undertaking as a result of Issuing Lender’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Issuing Lender.

(c)           Borrower hereby authorizes and directs any Underlying Issuer to deliver to Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(d)          Any and all charges, commissions, fees, and costs incurred by Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Issuing Lender for the account of the Lenders; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(e)           If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)           any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)          there shall be imposed on the Underlying Issuer or Issuing Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Issuing Lender, then, and in any such case, Issuing Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Issuing Lender may specify to be necessary to compensate Issuing Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder. The determination by Issuing Lender of any amount due pursuant to this Section 2.12, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13	Noteless Agreement; Registered Notes.

(a)           Except as otherwise provided in Section 2.13(b), no promissory notes shall evidence the payment obligations of any Advances to Borrower. Administrative Agent shall maintain in accordance with its usual practice an account or accounts on its books evidencing the obligations of Borrower resulting from the Term Loan B and each Revolving Advance from time to time, including the amounts of principal and interest payable and paid to Lender hereunder. The entries maintained in said accounts shall be prima facie evidence of the existence and amounts of the Term Loan B and the Revolving Advances and the payment obligations of Borrower; provided, however, that the failure of Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Revolving Advances and the Term Loan B.

(b)          Administrative Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrower (or in the case of an assignment not recorded in the Register in accordance with Section 15.1(h), the assigning Lender), agrees to record the Commitments, Revolving Advances and Term Loan B on the Register (or, in the case of an assignment not recorded in the Register in accordance with Section 15.1(h), a Related Party Register). Each Commitment, Revolving Advance and Term Loan B recorded on the Related Party Register may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Commitment, Revolving Advance and Term Loan B, Borrower agrees, at the request of any Lender to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section (15.1(h) (a “Registered Note”), payable to such Lender or its registered assigns and otherwise duly completed. Once recorded on the Register (or Related Party Register), no Commitment, Revolving Advance or Term Loan B may be removed from the Register (or Related Party Register) so long as it remains outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.14        Capital Requirements. If, after the date hereof, any one or more Lenders determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of Lender’s obligations hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to either (i) within 90 days after receipt of such notice, prepay the full amount of all Obligations then outstanding, including the Applicable Prepayment Premium, or (ii) pay each such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15	LIBOR Option.

(a)           Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Advances or Term Loan B be charged at a rate of interest based on the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Administrative Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, (iii) termination of this Agreement pursuant to the terms hereof, or (iv) the first day of each calendar quarter that such LIBOR Rate Loan is outstanding. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Revolving Advances or the Term Loan B bear interest at a rate based upon the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(b)	LIBOR Election.

(i)           Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Advances or Term Loan B and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline, or by telephonic notice received by Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent prior to 5:00 p.m. (New York City time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment or Term Loan B Commitment, as applicable.

(ii)          Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii)         Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)           Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Collections for reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d)	Special Provisions Applicable to LIBOR Rate.

(i)           The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)          In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring Eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.16        Securitization. Borrower hereby acknowledges that each Lender (a “Securitizing Lender”) may securitize the Obligations (a “Securitization”) through the pledge of the Obligations as collateral security for loans to such Securitizing Lender or its Affiliates or Related Funds or through the sale of the Obligations or the issuance of direct or indirect interests in the Obligations, which loans to such Securitizing Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). Borrower agrees to cooperate with such Securitizing Lender and its Affiliates and Related Funds to effect the Securitization including, without limitation, by (a) executing such additional documents, as reasonably requested by such Securitizing Lender in connection with the Securitization; provided that (i) any such additional documentation does not impose material additional costs on such Borrower, and (ii) any such additional documentation does not materially adversely affect the rights, or increase the obligations, of Borrower under the Loan Documents or change or affect in a manner adverse to Borrower the financial terms of any of the Obligations, and (b) providing such information as may be reasonably requested by such Securitizing Lender in connection with the rating of any of the Obligations or the Securitization. Notwithstanding anything contained in this Agreement to the contrary, expenses in connection with a Securitization incurred by each Lender conducting a Securitization shall not constitute Lender Group Expenses.

2.17	Increase in Term Loan B Amount

(a)           Provided there exists no Default or Event of Default and subject to the conditions set forth under clause (e) below, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request increases in the aggregate Term Loan B Amount Commitments under the Term Loan B by an amount not exceeding $60,000,000 in the aggregate; provided, that (i) after giving effect to such requested increase, the Term Loan B Amount shall not exceed $150,000,000, and (ii) each increase of the Term Loan B Amount shall be in a minimum amount of $10,000,000, or integral multiples of $1,000,000 in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender with a Term B Loan Commitment is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders).

(b)          Each Lender with a Term B Loan Commitment shall notify the Administrative Agent within such time period whether or not, in its sole discretion, it agrees to increase its Pro Rata Share of the Term Loan B Amount and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Pro Rata Share of the requested increase in the Term B Loan Amount.

(c)           The Administrative Agent shall notify the Borrower and each Lender of the Term B Loan Lenders’ responses to the request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, in Administrative Agent’s sole discretion, the Borrower may also invite additional Eligible Transferees make Term Loan B Commitments pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(d)          If the Term B Loan Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (such date, the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase in the Term Loan B Amount and the Increase Effective Date.

(e)           As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Obligor (i) certifying that each of the conditions set forth in Section 3.2 have been satisfied by the Borrower (or a Guarantor, as the case may be) or waived by all Lenders, (ii) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (iii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in Section 5.8 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (B) no Default or Event of Default exists or will be caused by the requested increase in the Term Loan B Amount. To the extent necessary to keep the outstanding Term Loan B ratable with any revised Pro Rata Shares of the Term Loan B Lenders arising from any nonratable increase in the Term Loan B Commitments under this Section, the Lenders shall make assignments pursuant to arrangements satisfactory to the Administrative Agent.

(f)           This Section shall supersede any provisions in Section 16.1 to the contrary.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1          Conditions Precedent to the Initial Revolving Advance and the Term Loan B. The obligation of the Lender Group (or any member thereof) to make the initial Revolving Advance and the Term Loan B (or otherwise to extend any credit provided for hereunder) is subject to the fulfillment, to the satisfaction of Administrative Agent, of each of the following conditions on or before the Closing Date:

(a)           Administrative Agent shall have received all financing statements required by Administrative Agent, duly executed by Borrower, and Administrative Agent shall have received searches of all recording offices requested by Administrative Agent reflecting the filing of all such financing statements, together with searches of such other offices as Administrative Agent may require (including those of Borrower, and the Subsidiaries of Borrower), each such search dated a date within 30 days of the Closing Date;

(b)          Administrative Agent shall have received each of the following documents, in form and substance satisfactory to Administrative Agent, duly executed (and acknowledged, as the case may be) by all parties and formalities contemplated thereunder, and each such document shall be in full force and effect:

(i)	the Control Agreement;
(ii)	the Disbursement Letter;

(iii)         the Assignment of Obligations and Liens and related UCC assignment statements, UCC termination statements and other documentation evidencing the assignment and/or termination (as determined by Administrative Agent) by each holder of Liens against the properties or assets of Borrower or any of its Subsidiaries (other than Permitted Liens), of its Liens in and to the properties and assets of Borrower and its Subsidiaries;

(iv)	the Mortgages covering each of the Oil and Gas Properties;

(v)          Guaranty Agreements, in form and substance acceptable to Administrative Agent, executed by each of Gulf States, RWG, WG Operating, and WG Pipeline;

(vi)         Security Agreements, in form and substance acceptable to Administrative Agent, executed by Borrower, Gulf States, RWG, WG Operating, and WG Pipeline with respect to all of the assets and properties of any and all of them;

(vii)        the Transfer Order Letters for each well on the Oil and Gas Properties, which shall be in form and substance satisfactory to Administrative Agent; and

(viii)       all original Stock certificates evidencing all the issued and outstanding shares of capital stock of Great Plains, CDC, MCAC, RWG, and WG Operating, together with stock powers duly executed in blank by the holders of all of the legal and beneficial ownership of such shares.

(c)           Administrative Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

(d)          Administrative Agent shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented by the Closing Date, certified by the Secretary of Borrower;

(e)           Administrative Agent shall have received a certificate of status with respect to Borrower, dated within 45 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(f)           Administrative Agent shall have received certificates of status with respect to Borrower, each dated within 45 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(g)           Each of the Borrowing Base Entities shall have requested from their insurance carriers that upon Closing certificates of insurance, which name Administrative Agent for the benefit of the Lender Group as loss payee and additional insured on all of Borrower’s policies of insurance as are required by Section 6.10, the form and substance of which shall be satisfactory to Administrative Agent, be delivered to the Administrative Agent within five (5) Business Days following Closing;

(h)          Administrative Agent shall have received and reviewed copies of all Material Contracts, as requested by Administrative Agent and such Material Contracts shall be in form and substance satisfactory to Administrative Agent;

(i)           Administrative Agent shall have received an opinion of Borrower’s and Guarantors’ counsel in form and substance satisfactory to Administrative Agent in its sole discretion;

(j)           Administrative Agent shall have received title opinions or other title information reasonably satisfactory to Administrative Agent on at least seventy percent (70%) by value of the Proved Developed Producing Reserves, plus such supplemental title reports or other information on a total of eighty percent (80%) by value, of the Proved Developed Reserves, satisfactory to Administrative Agent; each of such title opinions (and other legal opinions supplemental thereto) shall opine as to the Defensible Title of the Loan Parties to such Oil and Gas Properties consistent with the working and net revenue interests set forth on Schedule 5.1(a) as Administrative Agent may reasonably request;

(k)           Borrower shall have delivered to Administrative Agent such existing environmental reports relating to conditions that have not been remediated as Borrower currently has (whether prepared internally or by an outside party) with respect to the Oil and Gas Property Collateral, and the matters contained therein shall be reasonably acceptable to Administrative Agent;

(l)           Administrative Agent and counsel to Administrative Agent shall have received and reviewed all documentation relating to the Unsecured Notes, including, without limitation, the Unsecured Notes Indenture, and all of such documentation, and the terms and provisions of such documentation, including, without limitation, the Unsecured Notes and the Unsecured Notes Indenture, shall be acceptable to Administrative Agent and its counsel;

(m)         Administrative Agent shall have received and reviewed Borrower’s December 31, 2005 financial statements, and such financial statements shall be in form and substance satisfactory to Administrative Agent;

(n)          Administrative Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s and each of its Subsidiaries’ books and records and verification of Borrower’s and each of its Subsidiaries’ representations and warranties to Administrative Agent, the results of which shall be satisfactory to Administrative Agent, and (ii) an inspection of such locations of Borrower and its Subsidiaries as shall be required by Administrative Agent, the results of which shall be satisfactory to Administrative Agent;

(o)          Administrative Agent shall have received and reviewed the final combined appraisal report prepared as of March 31, 2006, by Pollard, Gore & Harrison, relating to the Reserve Reports each prepared as of December 31, 2005, for Borrower and RWG, covering the Oil and Gas Properties and such report shall contain such information as may be requested by Administrative Agent and shall be in form and substance satisfactory to Administrative Agent;

(p)          Administrative Agent shall have received evidence satisfactory to Administrative Agent including, without limitation, a certificate executed by the chief financial officer of Borrower, to such effect, that (i) no Material Adverse Change has occurred in the business, assets, operations, prospects or financial or other condition of Borrower or any of its Subsidiaries since December 31, 2005, other than as disclosed in Tremisis’ SEC filings as of March 9, 2006, and (ii) no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or unanticipated losses from any unfavorable commitments exist that are not disclosed in Borrower’s most recent annual audited and interim financial statements delivered to the Administrative Agent;

(q)          Borrower shall have refinanced the Existing Credit Facilities with proceeds of the Advances hereunder;

(r)           Administrative Agent shall have received evidence that Borrower has entered in to Hedging Agreements satisfactory to the Administrative Agent;

(s)           Administrative Agent, Administrative Agent’s attorneys, and other third party advisors shall have been paid on or before the Closing Date all fees and expenses to the extent invoiced prior to Closing Date; and

(t)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Administrative Agent and its counsel.

3.2          Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)           the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)          no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)           no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against any Borrower, Administrative Agent, the Lender Group, or any of their respective Affiliates; and

(d)          the aggregate amount of the Revolving Facility Usage, after giving effect to the requested Advance or Letter of Credit, shall not exceed the Availability.

The foregoing conditions precedent are not conditions to each Lender (i) participating in or reimbursing the Administrative Agent for such Lenders’ Pro Rata Share of any Overadvance as provided herein, or (ii) participating in or reimbursing Administrative Agent for such Lenders’ Pro Rata Share of any drawings under Letters of Credit as provided herein.

3.3	Term of Commitments.

(a)           This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group. The Revolver Commitment shall terminate on the fourth anniversary of the Closing Date (the “Revolver Maturity Date”). The Term Loan B Commitment shall terminate on the fifth anniversary of the Closing Date (the “Term Loan B Maturity Date” and, together with the Revolver Maturity Date, the “Maturity Dates”).

(b)          The Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4          Effect of Termination. On the date of termination of the Revolver Commitment, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit but excluding Obligations under the Term Loan B) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Administrative Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Administrative Agent marked “terminated” by the beneficiary thereof, and (b) providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations). On the termination of the Term Loan B Commitment all Obligations, to the extent not already due and payable, immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Administrative Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Administrative Agent marked “terminated” by the beneficiary thereof, and (b) providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations). No termination of the Commitments however, shall relieve or discharge Borrower of Borrower’s duties, Obligations, or covenants hereunder or under the other Loan Documents, and the Administrative Agent’s Liens in the Collateral, for the benefit of the Lender Group, shall remain in effect until all Obligations have been fully and finally discharged and the Administrative Agent and the Lender Group’s obligations to provide additional credit hereunder have been terminated.

3.5          Early Termination by Borrower. Borrower has the option to terminate the Revolver Commitment and the option, at any time after the first anniversary of the Closing Date, subject to Section 2.4(c)(i), to terminate the Term B Loan Commitment by paying to Administrative Agent, for the ratable benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Administrative Agent in an amount equal to 105% of the extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Administrative Agent marked “terminated” by the beneficiary thereof, and (b) providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations), in full, together with the Applicable Prepayment Premium. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Administrative Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Administrative Agent marked “terminated” by the beneficiary thereof, and (b) providing cash collateral to be held by Administrative Agent for the benefit of the Lenders or Lender-Related Persons, as applicable, with respect to the Lender Hedging Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.

3.6          Termination Upon Event of Default or Otherwise. In the event of the termination of the Revolver Commitment and the Term B Loan Commitment and repayment of the Obligations at any time prior to their stated termination dates provided under Section 3.4 above, for any reason other than as provided for in Section 3.4, including (a) termination upon the election of Administrative Agent to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Administrative Agent for the ratable benefit of the Lender Group (payable to the Lenders as agreed to between and/or among them), upon the effective date of such termination, measured as of the date of such termination.

4.	INTENTIONALLY OMITTED.
5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Administrative Agent and the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Administrative Agent and the Lender Group which shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of the making of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1          No Encumbrances. The Borrowing Base Entities have either good, marketable and indefeasible title to the Collateral or Defensible Title to the Collateral, free and clear of all Liens (except for Permitted Liens), including but not limited to:

(a)           Ownership by the Borrowing Base Entities of the Oil and Gas Properties listed on Schedule 5.1(a) as identified therein, with the operator, Working Interest and Net Revenue Interest as to such Oil and Gas Properties as described on Schedule 5.1(a); and

(b)	All rights under the Material Contracts listed on Schedule 5.1(b).
5.2	Ownership of Oil and Gas Properties.

(a)           All of the information with respect to the Oil and Gas Properties contained on Schedules 5.1(a), 5.1(b) and 5.2(b) is true and correct. To the best of Borrower’s knowledge, all wells drilled and Hydrocarbons produced with respect to all Proved Developed Producing Reserves and Proved Developed Non-Producing Reserves were drilled and produced in compliance with all applicable regulations. The Mortgages covering the Oil and Gas Property Collateral grant to Administrative Agent, for the benefit of Lenders, a perfected lien upon not less than 99% of the NYMEX Value of the Oil and Gas Property Collateral.

(b)          All of each Borrowing Base Entity’s marketing arrangements with respect to its Proved Reserves are valid, enforceable and in full force and effect. To the best of Borrower’s knowledge, there do not exist any cumulative imbalances in gas production or receipt of “take or pay” payments except as disclosed (as to both existence and extent) on Schedule 5.2(b) attached hereto or as otherwise permitted under this Agreement.

(c)           All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.

(d)          There has not been any Material Adverse Change in the Oil and Gas Properties since the date of the most recent Reserve Report.

5.3          Equipment. All of the Equipment is used or held for use in Borrower’s or a Subsidiary of Borrower’s business and is fit for such purposes, subject to (a) normal wear and tear and (b) dispositions permitted under Section 7.4. All of the Equipment is fully and adequately described under the Security Agreements for purposes of perfecting a Lien thereon.

5.4          Location of Chief Executive Office; Accounting Records; FEIN. The chief executive office of Borrower and each of the other Loan Parties is located at Meridian Tower, Suite 650, 5100 E. Skelly Drive, Tulsa Oklahoma. The Accounting books and records of Borrower and the other Loan Parties are located principally at 601 N. Broadway, Shawnee, Oklahoma.

The FEIN numbers for the Loan Parties are:

i. Borrower	52-1535102
ii. Gulf States	73-1522976
iii. Great Plains	73-1095820
iv. RWG	02-0685292
v. WG Operating	75-2883588
vi. WG Pipeline	59-3765071

5.5	Due Organization and Qualification; Subsidiaries.

(a)           Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could be expected to constitute a Material Adverse Change. Each of Borrower’s Subsidiaries is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could be expected to constitute a Material Adverse Change.

(b)          Set forth on Schedule 5.5(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of such shares that are held in Borrower’s treasury. All such outstanding shares have been validly issued and, as of the Closing Date, are fully paid, nonassessable shares free of contractual preemptive rights. The issuance and sale of all such shares have been in compliance with all applicable federal and state securities laws. Other than as described on Schedule 5.5(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 5.5(b), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation or organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable. Borrower has no direct or indirect interest in any partnerships or limited liability companies (other than Gulf States, WG Pipeline and Wise County). Borrower has no equity interest in any Person other than Borrower’s Subsidiaries. Except as set forth on Schedule 5.5(b), no capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital Stock or any security convertible into or exchangeable for any of capital Stock.

(d)          None of CDC, or MCAC owns any assets or conducts any business and Great Plains owns assets of less than $50,000 and conducts no business.

5.6	Due Authorization; No Conflict.

(a)           The execution, delivery, and performance by Borrower of this Agreement and by Borrower and each of its Subsidiaries of the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower and its Subsidiaries.

(b)          The execution, delivery, and performance by Borrower and each of its Subsidiaries of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations U and X of the Federal Reserve Board) applicable to Borrower or any of its Subsidiaries, the Governing Documents of Borrower or any of its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract or other material contractual obligation or material lease of Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower or any of its Subsidiaries, other than Permitted Liens, or (iv) require any approval of stockholders of Borrower or any of its Subsidiaries or any approval or consent of any Person under any Material Contract or other material contractual obligation of Borrower or any of its Subsidiaries.

(c)           Other than the taking of any action expressly required under this Agreement and the Loan Documents, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

(d)          This Agreement and the other Loan Documents to which Borrower and its Subsidiaries is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower and its Subsidiaries, as applicable, will be the legally valid and binding obligations of Borrower and such Subsidiaries, enforceable against Borrower and such Subsidiaries in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)           The Administrative Agent’s Liens granted by Borrower to Administrative Agent, for the benefit of the Lender Group, in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f)           Neither the Borrower nor any of its Subsidiaries has violated, and neither the Borrower nor any Subsidiary will be in violation of, any provisions of the Natural Gas Act or the Natural Gas Policy Act of 1978 or any other Federal or State law or any of the regulations thereunder (including those of the respective Conservation Commissions and Land Offices of the various jurisdictions having authority over its Oil and Gas Properties) with respect to its Oil and Gas Properties which would create a Material Adverse Change, and the Borrower and each Subsidiary have or will have made all necessary rate filings, certificate applications, well category filings, interim collection filings and notices, and any other filings or certifications, and has or will have received all necessary regulatory authorizations (including without limitation necessary authorizations, if any, with respect to any processing arrangements conducted by it or others respecting its Oil and Gas Properties or production therefrom) required under said laws and regulations with respect to all of its Oil and Gas Properties or production therefrom so as not to create a Material Adverse Change. Said material rate filings, certificate applications, well category filings, interim collection filings and notices, and other filings and certifications contain no untrue statements of material facts nor do they omit any statements of material facts necessary in said filings.

5.7          Claims, Disputes, and Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending or threatened litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the claimant, petitioner or plaintiff; (b) matters disclosed on Schedule 5.7; and (c) matters arising after the date hereof that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.

5.8          No Material Adverse Change. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower’s (or such guarantor’s, as applicable) financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.9          No Fraudulent Transfer. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any other Loan Party.

5.10        Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.10. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

5.11        Environmental Condition. None of the Oil and Gas Properties has ever been designated or identified in any manner pursuant to any Environmental Laws as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any Environmental Laws has attached to any revenues or to any real or personal property owned or operated by Borrower or by any Subsidiary of Borrower. Other than is disclosed on Schedule 5.11 attached hereto, neither Borrower nor any Subsidiary of Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary of Borrower resulting in the releasing or disposing of Hazardous Materials into the environment that remains outstanding. Each of Borrower and each Subsidiary of Borrower has taken all steps reasonably necessary to determine and, except as disclosed on Schedule 5.11 attached hereto, has determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any Property of Borrower or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment. To the extent applicable, except as disclosed on Schedule 5.11 attached hereto, all Property of Borrower and each of its Subsidiaries which is operated by Borrower and any of its Subsidiaries or Affiliates currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement. Other than disclosed on Schedule 5.11 attached hereto, neither Borrower nor any of its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, Hazardous Material or solid waste into the environment. To the best of Borrower’s knowledge, all Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of Borrower or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

5.12        Compliance with the Law. Neither Borrower nor any of its Subsidiaries has violated any requirement of a Governmental Authority or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of the Property or the conduct of its business, which violation or failure could be expected to result in (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Change. Except for such acts or failures to act as do not result in and could not be expected to result in a Material Adverse Change, the Oil and Gas Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Mineral Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no Oil and Gas Properties are subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from the Oil and Gas Properties. Neither Borrower nor any of its Subsidiaries has entered into, and the Oil and Gas Properties are not subject to, any agreements, consent orders, administrative orders or similar obligations based on a violation or alleged violation of Legal Requirements.

5.13        Insurance. Schedule 5.13 attached hereto contains an accurate and complete description of all material policies of insurance owned or held by Borrower and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Neither Borrower nor any of its Subsidiaries has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the last three years.

5.14        Hedging Agreements. Schedule 5.14 sets forth, as of the Closing Date, a true and complete list of all Lender Hedging Agreements and all other Hedging Agreements of Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement. Borrower has delivered true and correct copies of each of the Lender Hedging Agreements and the other Hedging Agreements to Administrative Agent prior to the date of this Agreement.

5.15        Brokerage Fees. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower’s obtaining financing from the Lender Group under this Agreement.

5.16        Permits and Other Intellectual Property. Borrower and each Subsidiary of Borrower owns or possesses adequate licenses or other rights to use all Permits, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (collectively, the “Intellectual Property”) that are necessary for the operation of its business as currently conducted. No claim is pending or threatened to the effect that Borrower or any Subsidiary of Borrower infringes upon, or conflicts with, the asserted rights of any other Person under any Intellectual Property, and to the best of Borrower’s knowledge there is no basis for any such claim (whether pending or threatened).

5.17        Absence of Certain Changes. Since December 31, 2005, other than as disclosed in Tremisis’ SEC filings as of March 9, 2006, there has not been without Administrative Agent’s prior written consent:

(a)	A waiver of any right relating to the Oil and Gas Properties;
(b)	A sale, lease or other disposition of the Oil and Gas Properties;

(c)           A mortgage, pledge or grant of a lien or security interest in any of the Oil and Gas Properties, except for liens in favor of Administrative Agent for the benefit of the Lender Group;

(d)          A contract for the sale of products produced from the Oil and Gas Properties, except for (i) such contracts that have been supplied to and reviewed and approved by Administrative Agent, (ii) such contracts as are described in Schedule 5.17 or similar contracts on like terms, or (iii) such contracts of 60 days or less duration which are automatically renewed for an additional period not to exceed 60 days unless terminated prior thereto by a party thereto provided the sale price under such contract is not materially less than the spot price for the appropriate category of oil or gas covered by such contract and such contract does not require sales of minimum quantities by Borrower or any of its Subsidiaries, involve any advance payments or other advances to or by Borrower or any of its Subsidiaries, or constitute Indebtedness or otherwise involve any material undertaking by Borrower or any of its Subsidiaries;

(e)	A contract between Borrower and any of its Subsidiaries; or
(f)	A contract or commitment to do any of the foregoing.

5.18        Operating Costs. All costs and expenses incurred in connection with the operation of the Properties have been fully paid and discharged by Borrower and the Subsidiaries of Borrower, except normal costs and expenses incurred in operating the Oil and Gas Properties which (a) in the case of costs and expenses for drilling and drilling services, are less than 180 days past the original invoice date and do not give rise to a Lien other than a Permitted Lien, and (b) in the case of costs and expenses other than for drilling and drilling services, are less than 120 days past the original invoice date and do not give rise to a Lien other than a Permitted Lien.

5.19        Imbalances. Except as set forth on Schedule 5.2(b) or following the Closing Date as permitted pursuant to Section 7.19, (a) no Borrowing Base Entity has taken or received any amount of gas, oil or liquid hydrocarbons (or products refined therefrom) so that any person or entity may thereafter be entitled to receive any portion of the interests of such Borrowing Base Entity to “balance” any previous disproportionate allocation, (b) no Borrowing Base Entity has accrued or incurred any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up, (c) no claims exist against Borrower or any of its Subsidiaries for gas imbalances which claims if adversely determined could result in liability in excess of $1,000,000 in the aggregate, and (d) no purchaser of product supplied by Borrower, any of its Subsidiaries has any claim against Borrower, any of its Subsidiaries for product paid for, but for which delivery was not taken as and when paid for, which claim if adversely determined could result in liability in excess of $1,000,000 in the aggregate.

5.20        Material Contracts; No Default. Set forth on Schedule 5.1(b) is a complete and correct list of all Material Contracts in effect or to be in effect as of the Closing Date. Borrower has delivered to Administrative Agent true and complete copies of each Material Contract, as each may have been amended, that have been requested by Administrative Agent. The Material Contracts are in full force and effect in accordance with their respective terms, and there exist no defaults in the performance of any obligation thereunder. Additionally, Borrower is not aware of any event that with notice or lapse of time, or both, would constitute a default under any such Material Contracts.

5.21        Leases. The oil and gas leases associated with the Oil and Gas Properties are in full force and effect in accordance with their respective terms, and there exist no material defaults in the performance of any obligation thereunder. Additionally, Borrower is not aware of any event that with notice or lapse of time, or both, would constitute a default under any such oil and gas leases.

5.22        Marketing Agreements. Except as set forth in Schedule 5.22 and except to the extent permitted under Section 7.23, the Oil and Gas Properties (and the production therefrom) are not subject to any purchase agreement, sale agreement or similar marketing arrangement not cancelable on thirty (30) days notice, nor are any of the Properties subject to any agreements with any companies affiliated with Borrower that cannot be terminated immediately upon Closing without penalty, cost or liability to Borrower or any of its Subsidiaries.

5.23        Non-Consent Operations. Since the execution of this Agreement, there have been no operations associated with the Oil and Gas Properties under an operating agreement, unit agreement or governmental order with respect to which any Borrowing Base Entity has become a non-consenting party, except for those relating to periods after the Closing Date to the extent permitted under Section 7.22.

5.24        Wells. Each oil or gas well located on the Oil and Gas Properties is: (a)  if such oil or gas well is listed on a Reserve Report, capable of producing in paying quantities, (b) properly permitted, and (c) to the best of Borrower’s knowledge, in compliance with all applicable Laws. Each of each Borrowing Base Entity’s producing wells listed on Schedule 5.1(a) is located on an Oil and Gas Property (i) covered by title opinions or other title information reasonably satisfactory to Administrative Agent (to the extent of at least 80% of the NYMEX Value in the aggregate as of the Closing Date), and (ii) described in the legal description contained in an Oil and Gas Property Mortgage.

5.25        DDAs. Set forth on Schedule 5.25 are all of the DDAs of Borrower and its Subsidiaries, including, with respect to each depository (i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

5.26        Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower and its Subsidiaries in writing to Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower and its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections delivered as of the Closing Date represent, and as of the date on which any other Projections are delivered to Administrative Agent, such additional Projections represent Borrower’s good faith best estimate of the future performance of Borrower and its Subsidiaries for the periods covered thereby.

5.27        Indebtedness. Set forth on Schedule 5.27 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.28        Investment Company Status. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.29        Taxes. Borrower and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority required to have been paid by it, except (a) taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.30        Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Borrower and its Subsidiaries pending or, to the knowledge of Borrower and its Subsidiaries, threatened. The hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Borrower and its Subsidiaries, or for which any claim may be made against Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower and its Subsidiaries.

5.31        Unsecured Notes Indenture and Unsecured Notes. The Unsecured Notes Indenture and the Unsecured Notes, true and correct copies of which have been furnished to Administrative Agent, have not been amended or otherwise modified (other than in accordance with written amendments, copies of which have been provided to Administrative Agent prior to the date of this Agreement), and are in full force and effect.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1          Financial Reporting. Provide Administrative Agent with the following documents at the following times in form satisfactory to Administrative Agent during the term of this Agreement:

(a)           Annual Financial Statements. As soon as available, but in any event not later than 90 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent registered public accounting firm acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)           Monthly Reporting. As soon as available, but in any event not later than 45 days after the end of each month, a report setting forth, for such month, Borrower’s monthly unaudited consolidated balance sheet and related statement of operations.

(d)          Certificate of Financial Officer -- Compliance. Concurrently with any delivery of financial statements under Section 6.1(a) or Section 6.1(b), a Compliance Certificate of Borrower’s chief financial officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.18 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 6.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e)           Certificate of Financial Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 6.1(a) and Section 6.1(b), a certificate of Borrower’s chief financial officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Hedging Agreements of Borrower and each of its Subsidiaries, listing the type, term, effective date, termination date and notional amounts or volumes, the net marked-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 5.14, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)           Certificate of Insurer -- Insurance Coverage. Concurrently with any delivery of financial statements under Section 6.1(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 6.8, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)          SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower, or any Subsidiary or Affiliate of Borrower with the SEC, or with any national securities exchange or distributed by Borrower to its shareholders.

(h)          Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of the Borrower or any such Subsidiary, to such letter or report.

(i)           Access to Accountants. Upon request by Administrative Agent from time to time, Borrower and its Subsidiaries shall arrange for its independent certified public accountants to meet with Administrative Agent and its representatives within a reasonable (as determined by Administrative Agent) time following such request. Borrower shall be permitted to attend such meeting. In the event that Borrower and its Subsidiaries shall fail to arrange any such meeting requested by Administrative Agent within a reasonable (as determined by Administrative Agent) time following such request, and Administrative Agent shall have notified Borrower of Administrative Agent’s intention to meet with such independent certified public accountants, Borrower authorizes its independent certified public accountants to communicate with Administrative Agent and to release to Administrative Agent whatever financial information concerning Borrower and its Subsidiaries that Administrative Agent reasonably may request at Borrower’s expense (including copies of Borrower’s and its Subsidiaries’ financial statements, papers related thereto, and other accounting records of any nature in their possession), and to disclose to Administrative Agent any information they may have regarding Borrower’s and its Subsidiaries’ business affairs and financial conditions.

6.2          Collateral Reporting. Provide Administrative Agent with the following documents at the following times in form satisfactory to Administrative Agent during the term of this Agreement:

(a)           Production Report and Lease Operating Statements. Within 45 days following the end of each month following the Closing Date, a report setting forth, for each calendar month during the then current fiscal year to date on a year to date comparative basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(b)          Reserve Reports. Reserve Reports pertaining to the six-month period ending December 31st and June 30th of each year (with such Reserve Reports to be delivered on or before the 60th day following such six-month period); provided that with respect to the Reserve Report for the period ending June 30th of each year, such Reserve Report need only be prepared by Borrower and audited by an Approved Engineer. Each Reserve Report shall be in form and substance satisfactory to Administrative Agent, and shall: (i) be accompanied by a certification of Borrower to the effect that nothing has occurred since the date of the last Reserve Report that could reasonably be expected to result in a Material Adverse Change, except that which has previously been disclosed to Administrative Agent in writing; (ii) be accompanied by a reconciliation showing any changes in the Oil and Gas Property Collateral since the date of the most recent of such Reserve Report in Borrower’s (or such Subsidiaries’, as the case may be) Working Interest or net revenue interest; (iii) be accompanied by a report, electronically delivered, containing a schedule of the Oil and Gas Collateral evaluated in such Reserve Report and demonstrating compliance with the Collateral coverage test under Section 7.18, and (iv) contain such other information as may be requested by Administrative Agent. Each delivery of a Reserve Report by Borrower to Administrative Agent also shall constitute a representation and warranty by Borrower to Administrative Agent that, unless otherwise disclosed to Administrative Agent in writing on or prior to the date of such delivery, (I) Borrower (or its Subsidiary, as the case may be) owns the Oil and Gas Properties described in the Reserve Report, free and clear of any Liens (except Permitted Liens), and (II) the Oil and Gas Properties described in such Reserve Report constitute at least ninety-five percent (95%) of the value of Borrower’s Proved Reserves.

(c)           Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 6.2(a), a list of Persons who purchase (or did purchase in the last six months) at least 80% of the Hydrocarbons from Borrower and its Subsidiaries, taken as a whole.

(d)          Notice of Sales of Oil and Gas Properties. In the event Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of at least $250,000 worth of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 7.4, at least ten (10) Business Days prior to the anticipated date of closing, written notice of such disposition, the price thereof, and the anticipated date of closing.

(e)           Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(f)           Notice of Default. Promptly, and in any event within three (3) Business Days upon Borrower’s becoming aware of any Default, furnish to Administrative Agent and each Lender written notice of the occurrence of any Default.

(g)           Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement or report furnished to or by any Person or notices furnished by Borrower to any other Person, pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to this Agreement.

(h)          Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any proposed change (i) in Borrower’s or any of its Subsidiaries’ corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of Borrower or any of its Subsidiaries’ chief executive office or principal place of business if Borrower or any of its Subsidiaries is not a registered organization under the Code, (iii) in Borrower’s or any of its Subsidiaries’ jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (iv) in Borrower’s or any of its Subsidiaries’ federal taxpayer identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected liens and security interest in all the Collateral.

(i)           Notices of Corporate Changes. Prompt written notice (and in any event within thirty (30) days prior thereto) of any proposed change to the certificate of formation, certificate or articles of incorporation, operating agreement, by-laws, any preferred stock designation or any other organic document of Borrower or any Subsidiary, that could reasonably be expected to result in a Material Adverse Change.

(j)           Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, (i) notify Administrative Agent if any written information, exhibit, or report furnished to Administrative Agent or the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

(k)           Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

6.3          Notices of Material Events. Deliver to Administrative Agent prompt written notice of the following:

(a)	the occurrence of any Default in accordance with Section 6.1(g);

(b)          the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $250,000 not fully covered by insurance, subject to normal deductibles;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4          Existence. At all times preserve and keep in full force and effect the valid existence and good standing of Borrower and each of its Subsidiaries and any rights and franchises material to the business of Borrower and its Subsidiaries; provided, however, the Borrower shall have the right, at any time and at Borrower’s sole discretion, to dissolve, liquidate and terminate MCAC, CDC, Great Plains, WG Pipeline and Wise County if the assets, if any, of such Persons are immediately distributed to Borrower or a Guarantor.

6.5	Performance of Obligations under Loan Documents.

(a)           Pay the Loans according to the terms thereof, and Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

(b)          Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.6          Operation and Maintenance of Properties. Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)           operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

(b)          keep and maintain in good repair, working order, condition, and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including, without limitation, all equipment, machinery and facilities except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(c)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or a default thereunder except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(e)           to the extent Borrower is not the operator of any Property, Borrower shall use reasonable efforts to cause the operator to comply with this Section 6.6.

(f)           perform all acts and execute such documents as Administrative Agent may reasonably require in order to maintain the existence, perfection and first priority of Administrative Agent’s Lien on the Oil and Gas Property Collateral and the other Collateral.

(g)           Comply in all material respects with the Material Contracts and all other contracts and agreements applicable to or relating to the Proved Reserves or the production and sale of Hydrocarbons and accompanying elements therefrom.

6.7	Taxes.

(a)           Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower (or any Subsidiary of Borrower) or any of its property or assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax (other than production taxes, severance taxes, payroll taxes or taxes that are the subject of a United States federal tax lien) shall be the subject of a Permitted Protest.

(b)          Make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it (or a Subsidiary of Borrower) by law, and will execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.

(c)           Make timely payment or deposit of all tax payments and withholding taxes required of it and its Subsidiaries by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that Borrower has made such payments or deposits.

6.8	Insurance.

(a)           Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear, shall include a standard mortgagee provision, and such policies shall name the Administrative Agent for the benefit of the Lender Group as “additional insured” and “sole loss payee” and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Administrative Agent. Borrower shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

(b)          Borrower shall give Administrative Agent prompt notice of any loss covered by such insurance to the extent such loss is reasonably expected to exceed $1,000,000 (a Material Loss”), and Administrative Agent shall have the right to adjust any such loss. Administrative Agent shall have the exclusive right to adjust all Material Losses payable under any such insurance policies without any liability to Borrower or any Subsidiary of Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Administrative Agent to be applied in accordance with Section 2.4(c) or at the option of the Administrative Agent and Required Lenders either to the prepayment of the Obligations without premium, in such order or manner as Administrative Agent and Required Lenders may elect, or shall be disbursed to Borrower under staged payment terms satisfactory to Administrative Agent for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, the Lender Group shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Administrative Agent shall determine.

6.9          Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including all Environmental Laws, the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change, and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests.

6.10	Environmental Matters.

(a)           Establish and implement such procedures as may be necessary to continuously determine and assure that any failure of the following would not result in and could not be expected to result in a Material Adverse Change: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, Hazardous Materials or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes, or Hazardous Materials is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b)          Promptly notify Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority of which Borrower or any of its Subsidiaries has knowledge in connection with any Environmental Laws, excluding routine testing and minor corrective action.

(c)           Provide environmental audits and tests in accordance with American Society for Testing and Materials standards, as requested by Administrative Agent or as otherwise required to be obtained by Administrative Agent or by any Governmental Authority in connection with Borrower’s existing and hereafter acquired Oil and Gas Properties or other material Properties.

(d)          Keep any property either owned or operated by Borrower or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, and promptly provide Administrative Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.11	Employee Benefits.

(a)           Cause to be delivered to Administrative Agent: (i) promptly, and in any event within ten (10) Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that has resulted in or reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b)          Cause to be delivered to Administrative Agent, upon Administrative Agent’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

6.12	Oil and Gas Property Title Information.

(a)           On or before delivery to Administrative Agent of each Reserve Report required after the Closing Date by Section 2.2 or Section 6.2, and, to the extent not already provided pursuant to Section 6.3, Borrower will provide Administrative Agent with title opinions or other title information acceptable to Administrative Agent covering the Oil and Gas Property Collateral acquired after the Closing Date so that at all times the value of Proved Developed Reserves for which title opinions or other title information acceptable to Administrative Agent shall equal or exceed eighty percent (80%) of the NYMEX Value.

(b)          Borrower shall cure all title defects or exceptions which are not Permitted Liens, or substitute acceptable Oil and Gas Property Collateral with no title defects or exceptions except for Permitted Liens covering Oil and Gas Property Collateral of an equivalent value, within 30 days after a request by Administrative Agent to cure such defects or exceptions. If the Borrower is unable to cure any title defect requested by Administrative Agent to be cured within the 30 day period, such failure to cure shall not be a Default or an Event of Default, but instead such Property shall remain excluded from the Borrowing Base as provided in Section 2.2 until such time as title is satisfactory to Administrative Agent. Upon the discovery of any title defect or exception which is not a Permitted Lien, Administrative Agent shall have the right to exercise the right to remedy such title defect or exception in its sole discretion from time to time (and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent).

6.13	Additional Collateral and Guarantees.

(a)           Should Borrower or any of its Subsidiaries purchase, otherwise acquire or own any Oil and Gas Property that (i) either (A) is acquired for purchase price consideration in excess of $250,000, or (B) includes Proved Reserves, and (ii) is not already subject to a Mortgage, Borrower will grant or cause to be granted to Administrative Agent for the benefit of the Lender Group as security for the Obligations a first-priority Lien (subject only to Permitted Liens) on all of Borrower’s or such Subsidiary’s interest therein simultaneously with Borrower’s or such Subsidiary’s purchase, acquisition or ownership of such Oil and Gas Property under a Mortgage and such other security instruments, satisfactory to Administrative Agent in its discretion;

(b)          Borrower shall cause all of its present and future Subsidiaries (other than MCAC, CDC, and Great Plains) that are 50% or more owned directly or indirectly by Borrower to execute a Guaranty Agreement and Security Agreements.

6.14	Hedging Agreements.

(a)           The Borrowing Base Entities shall maintain in effect at all times on a continuous basis one or more Hedging Agreements satisfactory to Administrative Agent with respect to their Hydrocarbon production with a Lender or Lender-Related Person or one or more investment grade counterparties, rated Aa3 or better by Moody’s, A+ or better according to Standard & Poor’s, or the equivalent by a rating agency acceptable to Administrative Agent or with a counterparty otherwise acceptable to Administrative Agent in its reasonable judgment (including, without limitation, Coral Energy Holding, L.P. and Shell Trading U.S. Company), which Lender Hedging Agreements and other Hedging Agreements taken together shall at all times not less than 50% or more than 85% of the volume of hydrocarbons (on either an Mcf or barrel of oil equivalent basis, where six Mcf of natural gas is equal to one barrel of oil) of such Proved Developed Producing Reserves projected in such Reserve Report to be produced during a rolling 24 month period, provided, that with respect to any fiscal quarter during which the Leverage Ratio set forth in Section 7.18(c) is less than 2.00:1.00, compliance with this Section 6.14(a) shall not be required.

(b)          Borrower shall use such Hedging Agreements solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Borrower’s and its Subsidiaries’ oil and gas operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

(c)           Borrower shall notify Administrative Agent immediately upon becoming aware (in any event not later than the close of business on the same Business Day) that the production of Hydrocarbons by any Borrowing Base Entity could reasonably be expected to be insufficient to meet its obligations under any Lender Hedging Agreements or other Hedging Agreements.

6.15	Further Assurances.

(a)           Borrower shall, at Administrative Agent’s request, promptly cure any defects in the creation or issuance of the Obligations or the execution or delivery of the Obligations and/or Loan Documents, including this Agreement;

(b)          Borrower shall, at its expense promptly execute and deliver, and cause each of its Subsidiaries to promptly execute and deliver, to Administrative Agent upon request all such other documents, agreements and instruments as may be reasonably necessary to comply with or accomplish the covenants and agreements of Borrower or any of its Subsidiaries in the Loan Documents, including this Agreement.

(c)           Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower or any of its Subsidiaries where permitted by law. A carbon, photographic or other reproduction of the Loan Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

6.16	Payment of Trade Payables and Indebtedness.

(a)           Within sixty (60) days after the same become due, pay all liabilities and debt owed by Borrower and each of its Subsidiaries on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by Borrower and each Subsidiary in the ordinary course of its business; and

(b)          pay the Indebtedness of Borrower and its Subsidiaries and other obligations, including tax liabilities of Borrower and its Subsidiaries, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.

6.17        Unsecured Notes Indenture and Unsecured Notes. Borrower shall perform and observe all the terms and provisions of each of the Unsecured Notes Indenture and the Unsecured Notes, and the agreements, documents and instruments relating thereto, to be performed or observed by it, at the times and in the manner provided therein.

7.            NEGATIVE COVENANTS. Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not, and will not permit any of its Subsidiaries to, do any of the following without the Administrative Agent’s and Required Lenders’ prior written consent:

7.1          Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b)	Indebtedness set forth on Schedule 7.1;
(c)	Indebtedness secured by Permitted Liens;
(d)	the Unsecured Notes;

(e)           Indebtedness of a Loan Party to another Loan Party which is not set forth in Schedule 7.1, provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than Borrower or one of its wholly-owned Subsidiaries, and, provided further, that any such Indebtedness owed by Borrower or a Subsidiary shall be subordinated to the Indebtedness on terms set forth in the Security Agreement;

(f)           Indebtedness associated with bonds or surety obligations required by Legal Requirements in connection with the operation of Borrower’s and its Subsidiaries’ Oil and Gas Properties;

(g)           To the extent approved under the provisions of Section 6.14, Indebtedness under the Hedging Agreements;

(h)          Indebtedness consisting of financed insurance premiums incurred in the ordinary course of business, consistent with past practices;

(i)           Other Indebtedness not included in sub clauses (a) through (g) above, in an amount which shall not to exceed $1,000,000 in the aggregate at any time; and

(j)           refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (i) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) and under clause (d) of this Section 7.1, in each such case so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Administrative Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended or add one or more of the Borrower’s Subsidiaries or Affiliates as liable with respect thereto if such additional Subsidiary or Affiliate were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Administrative Agent and the Lender Group as those that were applicable to the refinanced, renewed or extended Indebtedness.

7.2          Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3	Restrictions on Fundamental Changes.

(a)           Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital Stock, other than (i) a merger of Borrower with Tremisis under the terms and conditions described in the Merger Agreement as same may be amended subject to Administrative Agent’s consent (in Administrative Agent’s sole discretion), (ii) a merger into Borrower of one or more of the other Loan Parties, provided that Borrower is the surviving entity, and (iii) a merger of one or more of the Loan Parties (other than Borrower) into another Loan Party, and (iv) a recapitalization of the Unsecured Notes, provided that Administrative Agent has given prior written consent to the terms and provisions of such recapitalization and, further provided, that any capital Stock of Borrower or any Subsidiary of Borrower issued in connection with such recapitalization must not by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), or upon the happening of any event or with the passage of time, mature, or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to, the last Maturity Date, or be convertible into or be exchangeable for debt securities of Borrower or any Subsidiary of Borrower, except to the extent that such exchange or conversion rights cannot be exercised prior to the last Maturity Date.

(b)          Except as permitted by Section 6.4, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)           Convey, sell, license, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

7.4          Disposal of Assets. Sell, lease, assign, farm-out, convey, transfer, or otherwise dispose of any Borrower’s or any of its Subsidiaries’ Properties or assets other than (a) sales of Inventory to buyers in the ordinary course of such Borrower’s business as currently conducted, (b) the sale or transfer of Equipment that is no longer necessary for the business of Borrower or such Subsidiary or is replaced by Equipment of at least comparable value and use, and (c) up to $3,000,000 annually in the aggregate of cash or cash equivalent sales of Proved Reserves in the ordinary course of business, as long as Borrower shall deliver to Administrative Agent a certificate executed by the chief executive officer or chief financial officer of Borrower certifying (i) no Default or Event of Default is existing or would result therefrom, (ii) after payment to Administrative Agent of the proceeds of such sale for application to the Obligations, no Overadvance would result therefrom, (iii) the proceeds of the sale of such Proved Reserves have been or immediately shall be paid to Administrative Agent for application in accordance with Section 2.4(c) by wire transfer of immediately available funds to the Administrative Agent Account, and (iv) with respect to any Oil and Gas Property with Proved Reserves having a NYMEX Value in excess of $100,000, the sale price of such Oil and Gas Property is equal to or greater than ninety percent (90%) of the NYMEX Value of such Proved Reserves as of the date of the most recent applicable Reserve Report delivered to Administrative Agent by Borrower, provided that the Borrowing Base shall be adjusted by an amount equal to the value, if any, assigned to such Proved Reserves in the most recently determined Borrowing Base.

7.5          Change of Name. Change Borrower’s or any of its Subsidiaries’ name, FEIN, corporate structure (within the meaning of the Code), or identity, or add any new fictitious name; provided, however, that Borrower or any of its Subsidiaries may change its name upon at least 30 days prior written notice by Borrower to Administrative Agent of such change and so long as, at the time of such written notification, Borrower or any such Subsidiary provides any financing statements or fixture filings necessary to perfect and continue perfected Administrative Agent’s Liens.

7.6          Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Administrative Agent.

7.7.          Nature of Business. Make any change in the principal nature of Borrower’s or any of its Subsidiaries’ business as an independent oil and gas exploration and production company.

7.8.        Prepayments and Amendments of Indebtedness.

(a)           Except in connection with a refinancing permitted by Section 7.1(j), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement; provided, however, that Borrower shall be permitted to repurchase the Unsecured Notes to the extent permitted under Section 7.20.

(b)          Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) (except for indebtedness permitted under Section 7.1(b) which does not, as amended, modified, altered, increased or changed, exceed $500,000 in the aggregate), Section 7.1(c) or Section 7.1(d).

7.9          Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10        Distributions; Repurchases of Capital Stock. (a)  Except (i) as otherwise expressly permitted in Subsection 7.10(b), or (ii) with respect to distributions or dividends made or paid by Subsidiaries of Borrower to Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than capital Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s capital Stock, of any class, whether now or hereafter outstanding. Notwithstanding the foregoing restriction, so long as no Event of Default is outstanding or would reasonably expected to be caused thereby, Borrower may make a one time repurchase of its Stock in an aggregate amount not to exceed $10,000,000 prior to but in connection with the merger with Tremisis as described in the Merger Agreement.(b)    From and after the consummation of the Merger, and provided Tremisis executes and delivers to the Administrative Agent a guaranty agreement together with such security agreements, instruments and documents as Administrative Agent reasonably may require, so long as no Event of Default has occurred and is continuing or would occur as a result of such distribution, Borrower may make distributions to and declare and pay dividends to Tremisis, subject to the terms of and upon satisfaction of the conditions set out in such guaranty agreement, security agreements, instruments and other documents.

7.11        Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Administrative Agent information regarding the Collateral or Borrower’s financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Administrative Agent pursuant to or in accordance with this Agreement, and agrees that Administrative Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

7.12        Investments. Except for Permitted Investments (as defined below), directly or indirectly make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Collection Accounts) in deposit accounts in excess of $250,000 outstanding at any one time unless Borrower or its Subsidiary, as applicable, and the applicable bank shall have entered into Control Agreements governing such Permitted Investments, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Administrative Agent’s Liens in such Permitted Investments. As used in this Agreement, “Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) advances and deposits made to operators under wells in connection with proposed operations at such wells, which shall not exceed $1,500,000 in the aggregate at any time, (e) investments set forth on Schedule 7.12, and (f) the acquisition of Oil and Gas Properties and related oilfield equipment located thereon which is an essential component of the then existing Hydrocarbon production, if any, of the wells on such Oil and Gas Properties from Persons other than Affiliates of Borrower or its Subsidiaries as long as (i) there has not occurred an Event of Default and no Default or Event of Default could reasonably be expected to result from such acquisition, (ii) Borrower and its Subsidiaries shall have complied with all of the requirements of Section 6.13 with respect thereto, and (iii) neither Borrower nor any of its Subsidiaries incurs any indebtedness, liability or other obligation in connection with such acquisition except for prospective liabilities for operation of such Oil and Gas Properties and plugging and abandonment costs on such Oil and Gas Properties.

7.13        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Administrative Agent, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.14        Limited Business of Certain Subsidiaries. Borrower shall not permit, and shall not allow any of its Subsidiaries to permit, (a) MCAC or CDC to own any assets or owe any Indebtedness or other liabilities, (b) MCAC, CDC or Great Plains to conduct any business or (c) Great Plains to own more than $50,000 of assets. Borrower shall not use, and shall not permit to be used, any proceeds of the Advances for (i) MCAC, CDC, or Great Plains to acquire any assets or pay any indebtedness or other liabilities or (ii) MCAC, CDC, or Great Plains to conduct any Business.

7.15        Use of Proceeds. Use the proceeds of the Term Loan B and Advances for any purpose other than (a) to refinance the Existing Credit Facilities, (b) repurchase the Unsecured Notes to the extent permitted under Section 7.20; (c) to fund the stock repurchase to the extent permitted under Section 7.10 in an aggregate amount not to exceed $10,000,000; (d) for working capital purposes and (e) to pay fees and expenses incurred in connection with the Loan Documents consistent with the terms and conditions hereof.

7.16        Change in Location of Chief Executive Offices. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Administrative Agent.

7.17	No Prohibited Transactions Under ERISA. Directly or indirectly:

(a)           engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)          permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)           fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)          terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

(e)           fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

(f)           fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)           amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h)          withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $50,000.

7.18	Financial Covenants. Fail to maintain:

(a)           Current Ratio. As of the end of any fiscal quarter of Borrower, a ratio of Current Assets to Current Liabilities of less than 1.00:1.00.

(b)          Interest Coverage Ratio. As of the end of any fiscal quarter of the Borrower, a ratio of EBITDA for the four fiscal quarters then ended to Interest Expense for the four fiscal quarters then ended of less than:

As Tested on:	Minimum Level
March 31, 2006	2.25:1.00
June 30, 2006	2.25:1.00
September 30, 2006	2.25:1.00
December 31, 2006	2.50:1.00
March 31, 2007	2.75:1.00
June 30, 2007, and thereafter	3.00:1.00

(c)           Maximum Leverage. As of the end of any fiscal quarter of the Borrower, a ratio of Total Debt to EBITDA for the four fiscal quarters then ended of less than:

As Tested on:	Maximum Level
March 31, 2006	5.00:1.00
June 30, 2006	5.00:1.00
September 30, 2006	5.00:1.00
December 31, 2006	4.50:1.00
March 31, 2007	4.00:1.00
June 30, 2007	3.50:1.00
September 30, 2007, and thereafter	3.00:1.00

(d)          Asset Coverage Ratio. A ratio of NYMEX Value to Total Debt of not less than 1:75:1.00, tested as of each Redetermination Date and at any time between such dates that the Borrowing Base Entities acquire or dispose of Oil and Gas Properties with an aggregate NYMEX Value equal to $1,000,000 or more.

7.19        Gas Imbalances, Take-or-Pay or Other Prepayments. Borrower shall not, and shall not permit any of its Subsidiaries to (i) enter into any contracts or agreements which warrant production of Hydrocarbons (other than Hedging Agreements permitted hereunder), (ii) accept take-or-pay or other prepayments with respect to its Oil and Gas Property Collateral which prepayments would require such Person to deliver Hydrocarbons produced from such Oil and Gas Property at some future time without then or thereafter receiving full payment therefor to exceed, during any monthly period, five percent (5%) of the current aggregate monthly gas production for such monthly period from the Oil and Gas Property Collateral, (iii) permit, during any month, an imbalance in Borrower’s and its Subsidiaries’ (on a consolidated basis) net gas production, which imbalance exceeds 5% of Borrower’s and its Subsidiaries’ current aggregate monthly gas production for such month.

7.20        Unsecured Notes. Use, or permit to be used, any of the proceeds of any Advances to make any payment of principal or interest on the Unsecured Notes; provided, however, that:(i) Borrower may pay when due or pre-pay the Unsecured Notes, from time to time and in whole or in part, in an aggregate principal amount not to exceed $28,396,000 plus the associated call premium as set forth in the Unsecured Notes Indenture as long as no Default or Event of Default then exists or reasonably could be expected to result therefrom,

(ii) Borrower may use proceeds of Advances to make regularly scheduled payments of interest on the Unsecured Notes as long as (x) no Default or Event of Default then exists or reasonably could be expected to result therefrom and (y) Borrower, at such time, after giving effect thereto, has $1,000,000 in an aggregate amount of Availability and unrestricted immediately available cash on hand, reserving as an additional deduction from Availability an amount determined by Administrative Agent in its sole discretion that would be sufficient to maintain Borrower’s and its Subsidiaries’ accounts payable and other current liabilities within reasonable terms.

(iii) Neither Borrower nor any of its Subsidiaries shall enter into any amendment, modification, alteration, increase, or change which would (i) change any provision relating to guaranties of the Unsecured Notes (other than the termination thereof), or (ii) provide for any collateral to secure the Unsecured Notes.

7.21	Hedging Agreements and Material Agreements.

(a)           Enter into or maintain any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower is exposed in the conduct of its business or the management of it liabilities to the extent permitted under Section 6.14.

(b)          Not alter (or permit any Subsidiary of Borrower to alter) any Material Contract relating to the Oil and Gas Property Collateral except for alterations in the ordinary course of business which could not reasonably be expected to result in a Material Adverse Change (provided, however, that such restriction shall not apply to any alterations (A)  to the Lender Hedging Agreements or the other Hedging Agreements that could reasonably be expected to result in a violation of Section 6.14, (B) to the Unsecured Notes Indenture or the Unsecured Notes, other than the pre-payment contemplated in Section 7.20; and (C) permitted pursuant to Section 7.1(j)).

7.22        Non-Consent Operations. Become a non-consenting party with respect to any operations under any operating agreement, unit agreement, governmental order or otherwise associated with any Oil and Gas Property nor waive any right relating to any of the Oil and Gas Properties other than waivers and consents relating to immaterial easements, rights of way and other similar rights except in connection with the release of oil and gas leases on Oil and Gas Properties on which there is no commercial production and the right to elect not to participate in operations on producing Oil and Gas Properties where such non-consent election is deemed prudent by Borrower.

7.23        Contracts for Sale of Production. Enter into, renew, extend or continue beyond its original scheduled maturing date any contract for the sale of Hydrocarbons or other products produced from the Oil and Gas Properties except (i)  such contracts as are described in Schedule 5.21 or Schedule 5.23 or similar contracts on like terms, (ii) such contracts of 60 days or less duration which are automatically renewed for an additional period not to exceed 60 days unless terminated prior thereto by a party thereto provided the sale price under such contract is not materially less than the spot price for the appropriate category of oil or gas covered by such contract and such contract does not require sales of minimum quantities by Borrower or any of its Subsidiaries, involve any advance payments or other advances to or by Borrower or any of its Subsidiaries, or constitute Indebtedness or otherwise involve any material undertaking by Borrower or any of its Subsidiaries; or (iii) contracts for the sale of production required by the terms of or reasonably necessary to obtain any Hedging Agreements permitted hereunder.

8.            EVENTS OF DEFAULT. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1          If Borrower or any other Loan Party fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees or Lender Group Expenses to the Loan Account (or that would have been caused by the charging of interest on the Term Loan B that was instead added to the outstanding principal balance of the Term Loan B pursuant to Section 2.6(e)), such event shall not constitute an Event of Default if, within 5 Business Days of incurring such Overadvance (or increase to the outstanding principal balance of Term Loan B), Borrower or any other Loan Party repays, or otherwise eliminates such Overadvance (or increase to the outstanding principal balance of Term Loan B);

8.2          (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Financial Reporting), 6.2 (Collateral Reporting), 6.3 (Notices of Material Events), 6.9 (Compliance with Laws), 6.11 (Employee Benefits), or 6.17 (Unsecured Notes Indenture and Unsecured Notes) of this Agreement and such failure continues for a period of 5 Business Days; or (b) if Borrower or any other Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern; provided that, during any period of time that any such failure or neglect of Borrower or such other Loan Party referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, neither Administrative Agent nor any Lender shall be required during such period to make Advances to Borrower;

8.3	If there is a Material Adverse Change;

8.4          If any material portion of Borrower’s or any other Loan Party’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

8.5          If an Insolvency Proceeding is commenced by Borrower or any other Loan Party;

8.6          If an Insolvency Proceeding is commenced against Borrower or any other Loan Party and any of the following events occur: (a) Borrower or such Loan Party, as the case may be, consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Administrative Agent and any member of the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or such Loan Party, as the case may be; or (e) an order for relief shall have been issued or entered therein;

8.7          If Borrower or any other Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.8          If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any other Loan Party’s properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any other Loan Party’s properties or assets and the same is not paid on the payment date thereof;

8.9          If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower’s or any other Loan Party’s properties or assets;

8.10        If there is (a) a default in any material agreement (including the Unsecured Notes or the Unsecured Notes Indenture) to which Borrower or any other Loan Party is a party with one or more third Persons and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower’s or any other Loan Party’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, or (b) any payment default under the Unsecured Notes or the Unsecured Notes Indenture;

8.11        If Borrower or any other Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.12        If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by Borrower or any other Loan Party or any officer, employee, agent, or director of Borrower or any other Loan Party, or if any such warranty or representation is withdrawn;

8.13        If the obligation of any Guarantor under its Guaranty Agreement or under any Loan Document is limited or terminated by operation of law or by such Guarantor thereunder;

8.14        If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.15        If Borrower or any of its Subsidiaries makes any payment of principal or interest on the Unsecured Notes, other than payments permitted under Section 7.20 of this Agreement; or

8.16        Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any other Loan Party, or a proceeding shall be commenced by Borrower or any other Loan Party, or by any Governmental Authority having jurisdiction over Borrower or any other Loan Party, seeking to establish the invalidity or unenforceability thereof, or Borrower or any other Loan Party shall deny that Borrower or any other Loan Party has any liability or obligation purported to be created under any Loan Document.

9.	THE LENDER GROUP'S RIGHTS AND REMEDIES.
9.1	Rights and Remedies.

(a)           Upon the occurrence of an Event of Default under Sections 8.5 or 8.6, the unpaid principal amount of all outstanding Advances, interest, Letters of Credit and other amounts payable under the Loan Documents (other than Lender Hedges) shall automatically become due and payable without further act of Administrative Agent, and in each case without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by Borrower.

(b)          Upon the occurrence, and during the continuation, of any other Event of Default other than under Sections 8.5 or 8.6, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent (and Administrative Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), to declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable.

(c)           Upon the occurrence, and during the continuation, of any Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent (and Administrative Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), to do any of the following, all of which are authorized by Borrower:

(i)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(ii)          Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting Administrative Agent’s rights and security interests, for the benefit of the Lender Group, in the Collateral and without affecting the Obligations;

(iii)         Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Collection Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group; and

(iv)         Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Collection Accounts, to secure the full and final repayment of all of the Obligations.

(d)          The Administrative Agent and Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents.

9.2          Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it. Nothing in this Agreement in any way limits, impairs or reduces any rights of the Lender Group under the Mortgages or any of the other Loan Documents.

9.3	Lender Directed Remedies

(a)           Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall (and is hereby authorized by the Parties hereto), on or after the date that is 120 days after its receipt of written demand by the Term Loan B Lenders holding at least 50.1% of the aggregate principal balance of the Term Loan B then outstanding (a copy of such written demand to be simultaneously delivered to the Revolver Lenders), accelerate the maturity of the Obligations and promptly commence and diligently pursue in good faith the exercise of its enforcement rights or remedies against, and take action to enforce its Liens on, the Collateral so long as Administrative Agent is permitted to exercise such rights and remedies by the terms of the Loan Documents (excluding any restriction based upon authorization by Required Lenders or any other vote of the Lender Group) or under applicable law (including, without limitation, any or all of the following: solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting, and selling a material portion of the Collateral, the opposition of the use of cash collateral or sale of assets in an Insolvency Proceeding, seeking to obtain relief from any stay imposed by applicable law governing an Insolvency Proceeding, the commencement of any action to foreclose on its Lien on all or any material portion of the Collateral, notification of account debtors to make payments to Administrative Agent or its agents, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral), provided that (A) such Event of Default has not been waived or cured, (B) in the good faith determination of Administrative Agent, taking such action is permitted under the terms of the Loan Documents and applicable law, (C) taking such action will not result in any liability of Administrative Agent or the Lenders to Borrower, any Guarantor, or any other Person, and (D) Administrative Agent shall be entitled to all of the benefits of Section 17.7 of the Loan Agreement in connection with taking such enforcement action. Any such action shall be taken by Administrative Agent to realize a commercially reasonable value from the Collateral within a commercially reasonable time.

(b)          Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall (and is hereby authorized by the Parties hereto), within 120 days of the date of its receipt of a written demand from the Revolver Lenders holding at least 50.1% of the Revolver Commitment or, if the Revolver Commitment has been terminated or the maturity of the Revolver Advances has been accelerated, the aggregate principal balance of the Revolver Advances then outstanding (a copy of such written demand to be simultaneously delivered to the Term Loan B Lenders), accelerate the maturity of the Obligations and promptly commence and diligently pursue in good faith the exercise of its enforcement rights or remedies against, and take action to enforce its Liens on, the Collateral so long as Administrative Agent is permitted to exercise such rights and remedies by the terms of the Loan Documents (excluding any restriction based upon authorization by Required Lenders or any other vote of the Lender Group) or under applicable law (including, without limitation, any or all of the following: solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting, and selling a material portion of the Collateral, the opposition of the use of cash collateral or sale of assets in an Insolvency Proceeding, seeking to obtain relief from any stay imposed by applicable law governing an Insolvency Proceeding, the commencement of any action to foreclose on its Lien on all or any material portion of the Collateral, notification of account debtors to make payments to Administrative Agent or its agents, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral), provided that (A) such Event of Default has not been waived or cured, (B) in the good faith determination of Administrative Agent, taking such action is permitted under the terms of the Loan Documents and applicable law, (C) taking such action will not result in any liability of Administrative Agent or the Lenders to Borrower, any Guarantor, or any other Person, (D) Administrative Agent shall be entitled to all of the benefits of Section 17.7 of the Loan Agreement in connection with taking such enforcement action, and (E) Administrative Agent shall not be required to take any such enforcement action so long as Administrative Agent shall appoint promptly the Revolving Lender holding the largest Pro-Rata Share of the Revolver Commitment or, if the Revolver Commitment has been terminated or the maturity of the Revolver Advances has been accelerated, the aggregate principal balance of the Revolver Advances then outstanding as its agent and such Revolving Lender agrees to serve in such capacity for Administrative Agent (the “Revolver Agent”) for purposes limited to exercising the rights of Administrative Agent to take such enforcement action with respect to the Collateral. Any such action shall be taken by Administrative Agent (or the Revolver Agent, as applicable) to realize a commercially reasonable value from the Collateral within a commercially reasonable time.

10.          TAXES AND EXPENSES. If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Administrative Agent determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Administrative Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s Loan Account as Administrative Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.8, and take any action with respect to such policies as Administrative Agent deems prudent. Any such amounts paid by Administrative Agent shall constitute Lender Group Expenses. Any such payments made by Administrative Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Administrative Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.     WAIVERS; INDEMNIFICATION.

11.1        Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2        Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.2 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.          NOTICES. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to the relevant party at its address set forth below:

If to Borrower:	RAM ENERGY, INC.

Meridian Tower, Suite 650

5100 East Skelly Drive

Tulsa, Oklahoma 74135

Attn: Larry E. Lee

Fax No.: 918 663-9214

with copies to:	MCAFEE & TAFT

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102-7103

Attn: C. David Stinson, Esq.

Fax No.: 405 235-0439

If to Administrative	GUGGENHEIM CORPORATE FUNDING
Agent or the Lender	135 East 57th Street, 7th Floor
Group in care of	New York, New York 10022
Administrative Agent:	Attn: Funding Coordinator

Fax No.: 212 644-8396

with copies to:	GUGGENHEIM CORPORATE FUNDING

1301 McKinney, Suite 3105

Houston, Texas 77010

Attn: Funding Coordinator

Fax No.: 713 300-1339

HAYNES AND BOONE, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77010-2007

Attn: Buddy Clark

Fax No. 713 236-5577

Administrative Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties. All notices or demands sent in accordance with this Section 12, other than notices by the Lender Group in connection with the exercise of enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against the Collateral under the provisions of the Code the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13.          CHOICE OF LAW AND VENUE; SERVICE OF PROCESS; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEMS WITH OFFICES AT 111 EIGHTH AVENUE, 13th FLOOR, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF BORROWER TO RECEIVE, FOR AND ON BEHALF OF BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY OVERNIGHT COURIER TO BORROWER AT ITS ADDRESS SET FORTH IN THE PREAMBLE TO THIS AGREEMENT, BUT THE FAILURE OF BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. IN THE EVENT THAT CT CORPORATION SYSTEM RESIGNS OR CEASES TO SERVE AS THE BORROWER’S AGENT FOR SERVICE OF PROCESS HEREUNDER, BORROWER AGREES FORTHWITH (i) TO DESIGNATE ANOTHER AGENT FOR SERVICE OF PROCESS IN NEW YORK, NEW YORK; AND (ii) TO GIVE PROMPT WRITTEN NOTICE TO THE LENDER GROUP OF THE NAME AND ADDRESS OF SUCH AGENT. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS SAID ADDRESS. BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH

KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.          DESTRUCTION OF BORROWER’S DOCUMENTS. All documents, schedules, invoices, agings, or other papers delivered to any one or more members of the Lender Group may be destroyed or otherwise disposed of by such member of the Lender Group four (4) months after they are delivered to or received by such member of the Lender Group, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower’s expense, for their return.

15.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
15.1	Assignments and Participations.

(a)           Any Lender may, with the written consent of Administrative Agent, assign and delegate to one or more assignees (provided that no written consent of Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee) (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to an assignment and delegation by a Lender (x) to a group of new Lenders, each of which is a Related Fund or Affiliate of each other so long as the aggregate amount of such assignment and delegation is being made to such group is at least equal to such minimum, (y) to an Affiliate of such Lender (or to a Related Fund of such Lender) or (z) of the entire Obligations, Commitments and other rights and obligations of such Lender hereunder and under the other Loan Documents); provided, however, that, except as otherwise provided in the last sentence of Section 15.1(b), Borrower and Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Administrative Agent by such Lender and the Assignee (if required); (ii) such Lender and its Assignee shall have delivered to Administrative Agent an Assignment and Acceptance (“Assignment and Acceptance”) in form and substance satisfactory to Administrative Agent; and (iii) the assignor Lender or Assignee has paid to Administrative Agent for Administrative Agent’s sole and separate account a processing fee in the amount of $5,000 (if required). Anything contained herein to the contrary notwithstanding, the consent of Administrative Agent shall not be required (and payment of any fees shall not be required) if (A) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or (B) the assignee is a Lender or an Affiliate of a Lender or a Related Fund.

(b)          Except as otherwise provided in the last sentence of Section 15.1(b), from and after the date that Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.2 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee. Notwithstanding anything to the contrary contained in this Section 15.1, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or a Related Fund of such Lender by the execution of an Assignment and Acceptance by such assigning Lender and its Affiliates or Related Fund but without written notice of such assignment to Borrower or Administrative Agent or delivery of such executed Assignment and Acceptance to Administrative Agent or Borrower, and without the payment of the above-referenced processing fee; provided, however, that (x) Borrower and Administrative Agent may continue to deal solely and directly with the assigning Lender until such Assignment and Acceptance has been delivered to Administrative Agent, (y) the failure of such assigning Lender to deliver such notice or to deliver the Assignment and Acceptance to Administrative Agent or any other Person shall not affect the legality, validity, or binding effect of such assignment and (z) an Assignment and Acceptance between an assigning Lender and its Affiliates or Related Funds, shall be effective on the date specified therein.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)          Immediately upon Administrative Agent’s receipt of any processing fee payment, if required, and the fully executed Assignment and Acceptance (or, in the case of an assignment to an Affiliate or Related Fund pursuant to the last sentence of Section 15.1(b), upon the effective date specified in such Assignment and Acceptance), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in all or any portion of the Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Administrative Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Administrative Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)           In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower’s business.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any (i) Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and (ii) any Person providing financing or other credit support to a Lender or any of its Affiliates or Related Funds in accordance with Section 2.16, and such Federal Reserve Bank or Person may enforce such pledge or security interest in any manner permitted under applicable law; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(h)          Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lenders and the Commitments of, and the principal amount of the Revolving Advances and the Term Loan B (and stated interest thereon) and Obligations with respect to Letter of Credit owing to, each Lender from time to time. Subject to the last sentence of this Section 15.1(h), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable notice. In the case of an assignment pursuant to the last sentence of Section 15.1(b) as to which an Assignment and Acceptance is not delivered to Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register (the “Related Party Register”) comparable to the Register on behalf of Borrower.

(i)           A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or a Related Party Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or a Related Party Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Administrative Agent and Borrower shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(j)           In the event that a Lender sells participations in the Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

15.2        Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 15.1 hereof and, except as expressly required pursuant to Section 15.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

16.	AMENDMENTS; WAIVERS.

16.1        Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Administrative Agent, do any of the following:

(a)	increase or extend the Commitment of any Lender;

(b)          postpone or delay any date fixed by this Agreement, including without limitation under Section 2.4, or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)           reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d)          change the percentage of the Commitments or Obligations, as the case may be, that is required for the Lenders or any of them to take any action hereunder;

(e)           amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(f)           release, or contractually subordinate any of the Administrative Agent’s Liens on, Collateral other than as permitted by Section 17.12;

(g)           change the definition of “Required Lenders,” “Required Revolver Lenders,” “Required Term Loan B Lenders,” or “Pro Rata Share;”

(h)          release Borrower or Guarantor from any Obligation for the payment of money;

(i)           change the definitions of Availability, Borrowing Base, Maximum Facility Amount, Maximum Revolver Amount, NYMEX Price, NYMEX Value, or Term Loan B Amount; or

(j)	amend any of the provisions of Section 17.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower. At the time of any amendment to this Agreement, Administrative Agent may require from Borrower an opinion from counsel to the Loan Parties that each such Person is authorized to execute such amendment, and that such amendment is enforceable.

16.2        No Waivers; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Administrative Agent or any Lender, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or the Lenders on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Administrative Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Administrative Agent or any Lender may have.

16.3	Replacement of Holdout Lender.

(a)           If any action to be taken by the Lender Group or Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Administrative Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)          Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Letters of Credit) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 15.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letter of Credit.

17.	AGENT; THE LENDER GROUP.

17.1        Appointment and Authorization of Administrative Agent. Each Lender hereby designates and appoints GCF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the express conditions contained in this Section 17. The provisions of this Section 17 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein; provided, however, that certain of the provisions of Section 17.11 hereof also shall be for the benefit of Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent; it being expressly understood and agreed that the use of the word “Administrative Agent” is for convenience only, that the Persons serving in such capacity are merely the representatives of the Lenders, and have only the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Letters of Credit, the Collateral, the Collections, and related matters; (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (c) make Advances and Letters of Credit for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts, cash management accounts and lock boxes as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the

Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

17.2        Delegation of Duties. Except as otherwise provided in this Article, Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Article and without gross negligence or willful misconduct.

17.3	Liability and Responsibility of Agents.

(a)           None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books, records or properties of Borrower’s Subsidiaries or Affiliates.

(b)          Notwithstanding anything to the contrary set forth herein, none of “syndication agent,” “documentation agent,” “book manager,” or “arranger,” as may be listed on the cover page hereof shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

17.4        Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegraph, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

17.5        Notice of Default or Event of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders, except with respect to Defaults or Events of Default of which Administrative Agent has actual knowledge, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Default or Event of Default of which Administrative Agent has actual knowledge. If any Lender obtains actual knowledge of any Default or Event of Default, such Lender promptly shall notify the other Lenders and Administrative Agent of such Default or Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that if an event occurs or a circumstance exists that materially and imminently threatens the ability of Administrative Agent and the Lenders to realize upon any material part of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

17.6        Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

17.7        Costs and Expenses; Indemnification. Administrative Agent may incur and pay Lender Group Expenses to the extent Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Administrative Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Administrative Agent to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Administrative Agent is not reimbursed for such costs and expenses from Collections received by Administrative Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Administrative Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative

Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

17.8        Administrative Agent in Individual Capacity. The Person hereunder designated as Administrative Agent and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Person was not Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Person or its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them.

17.9        Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 45 days notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor Administrative Agent for the Lenders. If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent shall appoint, after consulting with the Lenders, a successor Administrative Agent and such appointed successor Administrative Agent shall be deemed acceptable to the Lenders. If Administrative Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Administrative Agent with a successor Administrative Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 45 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided for above.

17.10      Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

17.11	Withholding Taxes.

(a)           All payments made by Borrower (or any Guarantor, if applicable) hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower (or any Guarantor, if applicable) shall comply with the penultimate sentence of this Section 17.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax measured by or based on the net income of any Lender and imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein in which such Lender is organized or has its principal lending office) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower or any Guarantor, if applicable, agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 17.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount such Lender would have received had no such deductions for Taxes been made; provided, however, that Borrower shall not be required to increase any such amounts (i) if the increase in such amount payable results solely from Administrative Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or (ii) so long as no Event of Default has occurred and is continuing, to the extent and at the rate that such tax was in effect at the time such Lender became a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from Borrower with respect to Taxes pursuant to this Section 17.11(a). Borrower will furnish to Administrative Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

(b)          If a Lender claims an exemption from United States withholding tax, such Lender shall deliver, and, in some circumstances, represent, to Administrative Agent (or, in the case of a Lender party to an Assignment and Acceptance that is not delivered to the Administrative Agent in accordance with the last sentence of Section 15.1(b) hereof, the assigning Lender) the following:

(i)           if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a properly completed and executed IRS Form W-8BEN and (B) such Lender hereby represents that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC.

(ii)          if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Administrative Agent or the assigning Lender, as applicable;

(iii)         if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Administrative Agent or the assigning Lender, as applicable; or

(iv)         such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Administrative Agent or the assigning Lender, as applicable.

Notwithstanding the foregoing, such Lender may instead provide a Form W-8IMY, where applicable, with appropriate forms attached thereto. Each Lender agrees promptly to notify Administrative Agent or the Assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)           If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender shall deliver to Administrative Agent (or, in the case of a Lender party to an Assignment and Acceptance that is not delivered to the Administrative Agent in accordance with the last sentence of Section 15.1(b) hereof, the Assigning Lender) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Administrative Agent or the assigning Lender, as applicable.

Each Lender agrees promptly to notify Administrative Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)          If any Lender is entitled to a reduction in the applicable withholding tax, Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation described in subsection (b) or (c) of this Section 17.11 are not delivered in accordance with such subsections, then Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Administrative Agent harmless for all amounts paid, directly or indirectly, by Administrative Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 17.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

17.12	Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower does not own any interest at the time the security interest was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or a substantial portion of the Collateral, of all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Administrative Agent or Borrower at any time, the Lenders will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.12; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)          Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

17.13	Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b)          If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefore shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

17.14      Agency for Perfection. Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

17.15      Payments by Administrative Agent to the Lenders. All payments to be made by Administrative Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Administrative Agent. Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

17.16      Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

17.17      Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)          is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports;

(b)          expressly agrees and acknowledges that Administrative Agent (i) makes no representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower’s personnel;

(d)          agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to Subsidiaries and Affiliates of any member of the Lender Group (including the Lender-Related Persons) and to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorneys fees and costs) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Borrower to Administrative Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Administrative Agent shall provide a copy of same to such Lender; (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Administrative Agent promptly shall provide a copy of same to such Lender; and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

17.18      Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.19      Lender Related Persons. Each Lender-Related Person party to Lender Hedging Agreements shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting; it being understood and agreed that the rights and benefits of such Lender-Related Person under the Loan Documents consist exclusively of such Lender Related Person’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Administrative Agent shall be entitled to assume no amounts are due to any Lender Related Person unless such Lender Related Person has notified Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

18.	GENERAL PROVISIONS.

18.1        Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and each member of the Lender Group whose signature is provided for on the signature pages hereof.

18.2        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.3        Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Administrative Agent, Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

18.4        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5        USA Patriot Act Notice. Each Lender hereby notifies Borrower and other Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other Loan Parties and other information that will allow such Lender to identify Borrower and other Loan Parties in accordance with the Act.

18.6        Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The forgoing shall apply to each other Loan Document mutatis mutandis.

18.7        Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.8        Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.9        Amendment and Restatement; Release. This Agreement and the obligations of Borrower set forth herein constitute an amendment, modification and restatement, but not an extinguishment or novation, of obligations of the Borrower originally owed under that certain Second Amended and Restated Loan and Security Agreement dated as of May 24, 2005, among Borrower, Wells Fargo Foothill, Inc., and Ableco Finance LLC (collectively, the “Prior Obligations”). This Agreement and the other Loan Documents are not intended as, and shall not be construed as, a release, impairment or novation of the Prior Obligations or the other indebtedness, liabilities and obligations of Borrower or any of the other Loan Parties under the agreements, documents and instruments executed in connection therewith or relating thereto or the Liens granted therein, all of which Liens are hereby modified and affirmed. All Letters of Credit and Underlying Letters of Credit issued under the Prior Obligations and all Obligations under Lender Hedging Agreements which were included under the Prior Obligations to the extent described on Schedule 7.1 are included as “Obligations” hereunder and remain secured by the Liens granted therein as modified hereby. BORROWER AND EACH OTHER LOAN PARTY HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE AGENT AND EACH OF THE LENDERS, ITS PREDECESSORS, AGENTS, EMPLOYEES, ATTORNEYS, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH BORROWER AND SUCH OTHER LOAN PARTIES, INDIVIDUALLY OR COLLECTIVELY, MAY NOW OR HEREAFTER HAVE AGAINST AGENT, ANY OF THE LENDERS, ITS PREDECESSORS, AGENTS, EMPLOYEES, ATTORNEYS, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY ADVANCES, LETTERS OF CREDIT OR OTHER INDEBTEDNESS, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER TRANSACTION DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

BORROWER:

RAM ENERGY, INC.,

a Delaware corporation

By:  Larry E. Lee

Larry E. Lee

President

ADMINISTRATIVE AGENT:

GUGGENHEIM CORPORATE FUNDING LLC,

a Delaware limited liability company, as Administrative Agent for the Lenders

By:	Stephen D. Sautel
Stephen D. Sautel
Managing Director

LENDERS:

ORPHEUS HOLDINGS LLC,

a Delaware limited liability company, as a Lender

By: Guggenheim Investment Management, LLC,

as Manager

By:	Michael P. Damaco
Michael P. Damaso
Managing Director

Page 1 of Signature Pages

WELLS FARGO FOOTHILL, INC.

a California corporation, as Documentation Agent and a Lender

By:	Signature Illegible
Name:
Title:

WESTLB AG, NEW YORK BRANCH

By:	Signature Illegible
Name:
Title:
By:	Signature Illegible
Name:
Title:

MIDLAND NATIONAL LIFE INSURANCE

COMPANY, an Iowa Corporation

By: Midland Advisors Company
as its Agent

By:	Kaitlin Trinh
Kaitlin Trinh
Director

Page 2 of Signature Pages

NORTH AMERICAN COMPANY FOR LIFE

AND HEALTH INSURANCE, an Iowa Corporation

By: Midland Advisors Company
as its Agent

By:	Kaitlin Trinh
Kaitlin Trinh
Director

Page 3 of Signature Pages

EXHIBIT A-1

TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT BY AND AMONG RAM ENERGY, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of _______________________ between _______________________ (“Assignor”) and _______________________ (“Assignee”). Reference is made to the Agreement described in Item 2 of Annex I annexed hereto (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1.            In accordance with the terms and conditions of Section 15 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Total Commitments, the Revolver Commitments and the Term Loan B Commitments, all as specified in Item 4.b and Item 4.c of Annex I. After giving effect to such sale and assignments, the Assignee’s portion of the Total Commitments, the Revolver Commitments and the Term Loan B Commitments will be as set forth in Item 4.b of Annex I. After giving effect to such sale and assignment, the Assignor’s amount and portion of the Total Commitments, the Revolver Commitments and the Term Loan B Commitments will be as set forth in Item 4.d and Item 4.e of Annex I.

2.            The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.            The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance, as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Loan Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) if such Assignee claims exemption from, or a reduction of, U.S. withholding tax under Section 1441 or 1442 of the IRC, will attach the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.            Following the execution of this Assignment Agreement by the Assignor and Assignee, it will be delivered by the Assignor to the Administrative Agent for recording by the Administrative Agent (if required). The effective date of this Assignment (the “Settlement Date”) shall be the later of (a) the date of the execution hereof by the Assignor and the Assignee, the payment by Assignor or Assignee to Administrative Agent for Administrative Agent’s sole and separate account a processing fee (if required) in the amount of $5,000, and the receipt of any required consent of the Administrative Agent, and (b) receipt by the Assignor of the Purchase Price as set forth in item 6 of Annex I.

5.            As of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

6.            From and after the Settlement Date and upon receipt by Administrative Agent of a fully executed Assignment Agreement, the Administrative Agent shall make all payments under the Loan Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor the Assigned Share (as set forth in Item 4.b of Annex I) of the principal amount of any outstanding loans under the Loan Agreement and the other Loan Documents. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.            THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR]

as Assignor

By

Title:

[NAME OF ASSIGNEE]

as Assignee

By:

Title:

[IF REQUIRED]

ACCEPTED THIS ____ DAY OF

_______________

GUGGENHEIM CORPORATE FUNDING, LLC,

AS ADMINISTRATIVE AGENT

By:

Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE AGREEMENT

ANNEX I

1.	Borrower:
2.	Name and Date of Credit Agreement:

Third Amended and Restated Loan Agreement dated as of April 3, 2006, among Borrower, the lenders signatory thereto as the Lenders, Guggenheim Corporate Funding, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders.

3.	Date of Assignment Agreement:		__________
4.	Amounts:
	a.	Assignor’s Total Commitment	$__________
		Assignor’s Revolver Commitment	$__________
		Assignor’s Term Loan B Commitment	$__________
	b.	Assigned Share of Total Commitment	________%
		Assigned Share of Revolver Commitment	________%
		Assigned Share of Term Loan B Commitment	________%
	c.	Assigned Amount of Total Commitment	$__________
		Assigned Amount of Revolver Commitment	$__________
		Assigned Amount of Term Loan B Commitment	$__________
	d.	Resulting Amount of Assignor’s Total Commitment after giving effect to the sale and Assignment to Assignee	$__________
		Resulting Amount of Assignor’s Revolver Commitment	$__________
		Resulting Amount of Assignor’s Term Loan B Commitment	$__________
	e.	Assignor’s Resulting Share of Total Commitment after giving effect to the Assignment to Assignee	________%
		Assignor’s Resulting Share of Revolving Commitment	________%
		Assignor’s Resulting Share of Term Loan B Commitment	________%
5.	Settlement Date:		__________
6.	Purchase Price		__________
7.	Notice and Payment Instructions, etc.
	Assignee:		Assignor:

8.	Agreed and Accepted:

[ASSIGNOR] By: Title:	[ASSIGNEE] By: Title:

Accepted:

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent

By:
Title:

EXHIBIT C-1

TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT BY AND AMONG RAM ENERGY, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

COMPANY LETTERHEAD

Guggenheim Corporate Funding, LLC, as Administrative Agent

135 East 57th Street, 7th Floor

New York, New York 10022

Attn: Funding Coordinator

Fax No.: 212 644-8396

RE:	Compliance Certificate

In accordance with our Third Amended and Restated Loan Agreement (“Agreement”) dated as of April 3, 2006, I hereby certify:

All reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to GCF have been prepared in accordance with GAAP consistently applied and fairly present the financial condition of Borrower, except as follows:

Borrower is in timely compliance with all other representations, warranties, and covenants as defined within the Agreement, except as follows:

On the date of delivery of such certificate to GCF there does not exist any condition or event which constitutes an Event of Default, as defined within the Agreement, except as follows:

The amount of the Revolving Facility Usage, as defined in the Agreement, shall not exceed the Availability, as defined in the Agreement after giving effect to the requested Advance, as defined in the Agreement.

PLEASE ATTACH A SCHEDULE OF FINANCIAL COVENANTS (AND CALCULATIONS THEREOF), INCLUDING YEAR TO DATE CAPITAL EXPENDITURES, TO THIS COMPLIANCE CERTIFICATE.

RAM Energy, Inc.,

a Delaware corporation

By:

Financial Officer

with copy to:

GUGGENHEIM CORPORATE FUNDING

1301 McKinney, Suite 3105

Houston, Texas 77010

Attn: Funding Coordinator

Fax No.: 713 300-1339

EXHIBIT L-1

TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT BY AND AMONG RAM ENERGY, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

FORM OF LIBOR NOTICE

Guggenheim Corporate Funding, LLC, as Administrative Agent

135 East 57th Street, 7th Floor

New York, New York 10022

Attn: Funding Coordinator

Fax No.: 212 644-8396

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Loan Agreement dated as of April 3, 2006 (the “Loan Agreement”) among Ram Energy, Inc., a Delaware corporation (the “Borrower”), the lender or lenders signatory thereto (the “Lenders”), and Guggenheim Corporate Funding, LLC, as the arranger and administrative agent for the Lenders (“Administrative Agent”). Capitalized terms used in this LIBOR Notice have the meanings set forth in the Credit Agreement unless specifically defined herein.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to outstanding [Revolver Advances] [Term Loan Bs] in the amount of $                                   (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Administrative Agent].

Such LIBOR Rate Advance will have an Interest Period of 1, 2, 3 or 6 month(s) commencing on              .

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

RAM ENERGY, INC.,

a Delaware corporation,

By:
Name:
Title:

Acknowledged by:

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent

By:
Name:
Title:

EXHIBIT N-1

FORM OF

NOTICE OF BORROWING

This Notice of Borrowing is submitted to Guggenheim Corporate Funding, LLC, as administrative agent for the lenders (“Administrative Agent”), by RAM ENERGY, INC. (“Borrower”), pursuant to the Third Amended and Restated Loan Agreement dated April 3, 2006 (as amended, the “Loan Agreement”), among Administrative Agent, the lenders party thereto, and the Borrower. Capitalized terms used but not otherwise defined herein shall have the same meaning given them in the Loan Agreement. Borrower hereby requests a Revolver Advance under the Loan Agreement in the amount set forth below:

A.	Requested Advance
1.	Amount of Revolver Advance requested	$

2.	Total principal amount currently outstanding

(excluding this Advance Request) under:

a.	Borrowing Base[1]	$
b.	Outstanding Revolver Advances	$
c.	LC Usage[2]	$
d.	Revolver	$

3.	Availability remaining (excluding this Advance Request)
under Revolver (the sum of line 2a. minus lines 2 b and c).
(line 3 must be greater than line 1)	$

4.	Date of requested Advance:	[3]

B.	Representations and Warranties
1.	Borrower hereby represents and warrants to Administrative Agent and the Lenders that the following statements are true and correct as of the date of this Advance Request:

_________________________

1 The Borrowing Base as of Closing is $50,000,000. The Borrowing Base is subject to redetermination per Section 2.2 of the Credit Agreement.

2 This amount may not exceed $5,000,000 less the amount of the Advance Request.

3 The Advance Request should be submitted prior to 12 noon New York time, at least five (5) Business Days prior to the date on which the Advance, if approved, is to be made. Advances under Revolver shall be made prior to the Revolver Maturity Date.

a.	Each Loan Document previously delivered to Administrative Agent, are in full force and effect and have not been terminated, amended or modified.
b.

All representations and warranties of Borrower in the Loan Agreement and the other Loan Documents including, but not limited to, those made in Article V of the Loan Agreement, are true, complete and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Advance, such representations and warranties shall continue to be true and correct as of such specified earlier date.

c.

After giving effect to the requested Advance, there will be no Event of Default or any event which with notice or the passage of time would become an Event of Default under the Loan Agreement or any of the Loan Documents.

d.	All conditions precedent to the making of this Advance set forth in Article II of the Loan Agreement and the applicable conditions set forth in Article III of the Loan Agreement have been satisfied.
e.	All proceeds of the requested Advance shall only be used for the purposes permitted in the Loan Agreement for Revolver Advances.

The undersigned certifies that he is a duly elected, qualified and acting President of Borrower, and that as such he is authorized to execute this Advance Request on behalf of Borrower. The undersigned further certifies, represents and warrants on behalf of Borrower that such Borrower is entitled to receive the requested borrowing under the terms and conditions of the Loan Agreement.

EXECUTED this _____ day of _____________, 20__.

RAM ENERGY, INC.

By:
Financial Officer

EXHIBIT T-1

TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT BY AND AMONG RAM ENERGY, INC., AS BORROWER, THE LENDERS SIGNATORY THERETO, GUGGENHEIM CORPORATE FUNDING, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT FOR THE LENDERS

Letter in Lieu of Division or Transfer Orders

___________ ___, _______

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

TO:

Re:	Letter in Lieu of Transfer Order

Ladies and Gentlemen:

By one or more mortgages and/or deeds of trust, a copy of which is enclosed with this letter, RAM Energy, Inc., and RLP Gulf States, L.L.C. (hereinafter collectively referred to as the “Companies”) have granted to Guggenheim Corporate Lending, LLC, as administrative agent (in such capacity together with its successors in such capacity, “Administrative Agent”) for one or more lenders (such lenders, together with their respective successors and assigns, the “Lenders”), a lien on and security interest in the property interests described on Schedule I attached hereto (the “Properties”), including without limitation an assignment and transfer of all of the present and future production and proceeds of production from the Properties.

We understand that, pursuant to division orders, transfer orders, letters-in-lieu thereof or other agreements, you are currently disbursing proceeds of the production from the Properties to one or more of the Companies or its designees.

The Companies and Administrative Agent on behalf of the Lenders hereby give you written notice of the matters set forth above and the assignment and transfer to Administrative Agent for the benefit of the Lenders of all accounts from the sale of hydrocarbons from the Properties. Furthermore, you are hereby authorized and directed to commence paying, immediately upon your receipt of this letter, 100% of all proceeds of production distributed by you and attributable to the interest of any and all of the Companies in the Properties, less applicable severance and ad valorem taxes, directly to Administrative Agent for the benefit of the Lenders at the following address:

__________________.

___________________

___________________

ABA #______________

Account Number ______________

Credit:	Guggenheim Corporate Funding, LLC

Re: RAM Energy, Inc.

You are hereby further authorized and directed to continue to pay applicable severance and ad valorem taxes to the appropriate parties. To the extent you currently pay royalties, overriding royalties and other burdens on the interest of the Companies in the Properties, you are directed to continue making such distributions. You are hereby further authorized and directed to change your records in accordance with this letter effective immediately upon your receipt of this letter.

In consideration of your acceptance of this letter in lieu of a division or transfer order, the Companies hereby agree to indemnify, save and hold you harmless from and against any and all claims, actions, judgments, damages, liabilities, losses, costs, recoveries and other expenses which you sustain by reason of the payments to Administrative Agent for the benefit of Lenders of proceeds of production as requested and authorized hereby.

In order that we have a record evidencing your acceptance of this letter, we request that you sign two copies of this letter in the space provided below and return them to Administrative Agent at135 East 57th Street, 7th Floor, New York, New York 10022, Attn: Funding Coordinator Fax No.: 212 644-8396 in the enclosed, self-addressed envelope. If you have further requirements concerning this transfer, please notify Administrative Agent at the address specified above. None of the terms or provisions of this letter may be changed without the prior written consent of Administrative Agent.

Sincerely,

RAM ENERGY, INC.

RLP GULF STATES, L.L.C.

By:
Name:	Larry E. Lee
Title:	President of RAM Energy, Inc., which also is the manager of RLP Gulf States, L.L.C.

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent

By:
Name:
Title:

ACCEPTED AND AGREED this ____ day of ___________, ______, and our records have been changed effective with _____________________, 20__ production.

___________________________________________

By:	____________________________________
Name:	____________________________________
Title:	____________________________________

SCHEDULE I

Attachment to Letter in Lieu of Division Order or Transfer Order

DIVISION ORDER #	OPERATOR WELL #	WELL NAME	FIELD	LOCATION	COUNTY	STATE	RAM ENTITY OWNER	OPERATOR	NET REVENUE INTEREST

SCHEDULE C-1

Commitments

Lender	Revolver Commitment*	Term Loan B Commitment	Total Commitment
Orpheus Holdings, LLC	none	$45,000,000	$45,000,000
Wells Fargo Foothill, Inc	$120,000,000	none	$120,000,000
West LB AG, New York Branch	$30,000,000	none	$30 ,000,000
Midland National Life Insurance Company	none	$33,000,000	$33,000,000
North American Company for Life and Health Insurance	none	$12,000,000	$12,000,000
All Lenders	$150,000,000	$90,000,000	$240,000,000

* Provided each Revolver Lender’s commitment to make Advances as provided under Section 2.1 (a) is limited to the lesser of (i) the Revolver Lender’s Revolver Commitment and (ii) its Pro Rata Share of the Borrowing Base then in effect.